                              INSTRON CORPORATION
                               100 ROYALL STREET
                          CANTON, MASSACHUSETTS 02021

                                                                  August 6, 1999

Dear Stockholders:

     On July 23, 1999 Instron Corporation mailed to you a Proxy Statement relating to a Special Meeting of Stockholders (the "Special Meeting") of Instron originally to be held on August 20, 1999 to consider and vote upon the acquisition of Instron by Kirtland Capital Partners III L.P. for a cash purchase price of $22.00 per share. As a result of recent market conditions, Kirtland's financial advisors advised it that accessing the private or public capital markets in August 1999 to obtain the financing necessary to consummate the Merger would be more difficult than in September 1999. Based on this advice, Kirtland and Instron agreed to permit the closing of the Merger to occur in September rather than in August, as originally contemplated, to allow Kirtland to access the capital markets in September. In exchange for certain modifications to the Merger Agreement, which are described below, Instron agreed to permit the closing of the Merger to occur no later than September 30, 1999, assuming satisfaction or waiver of all the conditions to the closing of the Merger. In addition, Instron has rescheduled the Special Meeting to Friday, September 3, 1999, at 10:00 a.m., local time, at the Hilton Dedham Place, 25 Allied Drive, Dedham, Massachusetts 02026 in order for you to have additional time to receive and review the enclosed supplemental proxy materials, including this letter.

     In exchange for Instron's agreement to permit the closing of the Merger to occur in September and to reschedule the Special Meeting to September 3, 1999, Kirtland has agreed to certain modifications to the Merger Agreement (the "Amendment"), which are described below:

     - Kirtland shall pay Instron an amount equal to $2,000,000 if the Merger Agreement is terminated because there occurs a material adverse change in Instron's business (a "Company Material Adverse Change") subsequent to August 24, 1999 (the date on which the parties originally contemplated that the closing of the Merger would occur) and certain other conditions are met. Thus, in the event that a Company Material Adverse Change occurs after the originally contemplated closing date of the Merger and the Merger Agreement is terminated, Instron will be entitled to receive $2,000,000 from Kirtland if all other closing conditions are met.

     - Kirtland shall pay Instron an amount equal to $1,000,000 if the Merger Agreement is terminated because Kirtland's lenders are unable to provide the financing necessary for Kirtland to consummate the Merger as a result of a material adverse change in the financial markets (a "Market Material Adverse Change") subsequent to August 24, 1999 and certain other conditions are met. Thus, in the event that a Market Material Adverse Change occurs after the originally contemplated closing date of the Merger and the Merger Agreement is terminated, Instron will be entitled to receive $1,000,000 from Kirtland if all other closing conditions are met.

     - Kirtland acknowledged that as of the date of the Amendment, there had not occurred a material disruption or material adverse change in the banking, financial or capital markets generally or in the market for senior credit facilities or for new issuances of high yield securities which has caused either of its lenders to withdraw its commitment to provide financing. Thus, Kirtland acknowledged that recent market conditions did not represent a Market Material Adverse Change and, assuming satisfaction or waiver of all of the conditions to the closing of the Merger, Kirtland will be required to close the Merger unless a Market Material Adverse Change occurs only after the date of the Amendment.

     - The representations and warranties of Instron contained in the Merger Agreement are required to be true and correct in certain respects as of August 24, 1999, instead of as of the closing of the Merger. Assuming such representations and warranties are true and correct as of August 24, 1999, Kirtland will thereafter not be permitted to terminate the Merger Agreement for breaches by Instron of its representations and warranties. This modification eliminates the ability of Kirtland to abandon the Merger in the event that any of Instron's representations and warranties contained in the Merger Agreement are not true and correct subsequent to August 24, 1999, and accordingly, reduces the risk to Instron that the transaction fails to close.

     - Assuming the satisfaction or waiver of all of the conditions to the closing of the Merger, the closing shall occur not later than September 30, 1999, instead of within two business days following the satisfaction or waiver of such conditions.

     Stockholders are urged to read the Merger Agreement and the Amendment, copies of which are attached as Appendix A and Appendix B, respectively, to this letter.

     The Special Committee of the Board of Directors of Instron which had been formed to consider and evaluate the Merger and had unanimously recommended to Instron's Board of Directors that the Merger Agreement be approved, has considered the Amendment and has unanimously approved the Merger Agreement and the Amendment and recommended to Instron's Board of Directors that the Merger Agreement, as amended, be approved.

     INSTRON'S BOARD OF DIRECTORS, BASED ON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, HAS APPROVED THE MERGER AGREEMENT, AS AMENDED. INSTRON'S BOARD OF DIRECTORS CONTINUES TO BELIEVE THAT THE TERMS OF THE MERGER UNDER THE MERGER AGREEMENT, AS AMENDED, ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF INSTRON. INSTRON'S BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT, AS AMENDED.

     We have enclosed a blue proxy card with this letter. Proxies that have been properly completed, dated, signed and returned prior to the distribution of this letter will be voted as directed thereon. If you wish to revoke or change your vote, please complete, date, sign and return the enclosed blue proxy card. If you have not previously voted, please complete, date, sign and return the enclosed blue proxy card. WHETHER OR NOT YOU PLAN TO ATTEND, IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING.

                                          Sincerely,
                                          /s/ James M. McConnell
                                          JAMES M. MCCONNELL
                                          President and Chief Executive Officer

                                   APPENDIX A
================================================================================

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                      KIRTLAND CAPITAL PARTNERS III L.P.,

                          ISN ACQUISITION CORPORATION

                                      AND

                              INSTRON CORPORATION







                            DATED AS OF MAY 6, 1999

================================================================================

                               TABLE OF CONTENTS

                                                                                PAGE
                                                                                ----
ARTICLE I
      THE MERGER..............................................................  A-1
       1.1        The Merger..................................................  A-1
       1.2        Effective Time..............................................  A-2
       1.3        Closing.....................................................  A-2
       1.4        Directors and Officers......................................  A-2
ARTICLE II
      EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
       CORPORATIONS...........................................................  A-2
       2.1        Effect on Capital Stock.....................................  A-2
       2.2        Company Stock Options and Related Matters...................  A-3
ARTICLE III
      PAYMENT FOR SHARES; DISSENTING SHARES...................................  A-4
       3.1        Payment for Shares of Company Common Stock..................  A-4
       3.2        Appraisal Rights............................................  A-5
ARTICLE IV
      REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO...................  A-5
       4.1        Organization................................................  A-5
       4.2        Authorization; Validity of Agreement; Necessary Action......  A-6
       4.3        Consents and Approvals; No Violations.......................  A-6
       4.4        Required Financing..........................................  A-6
       4.5        Takeover Laws...............................................  A-7
       4.6        Formation of MergerCo; No Prior Activities..................  A-7
       4.7        Beneficial Ownership........................................  A-7
       4.8        Financial Condition of Parent...............................  A-7
ARTICLE V
      REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........................  A-7
       5.1        Existence; Good Standing; Authority; Compliance With Law....  A-7
       5.2        Authorization, Validity and Effect of Agreements............  A-8
       5.3        Capitalization..............................................  A-8
       5.4        Subsidiaries................................................  A-9
       5.5        Other Interests.............................................  A-10
       5.6        No Violation; Consents......................................  A-10
       5.7        SEC Documents...............................................  A-10
       5.8        Litigation..................................................  A-11
       5.9        Absence of Certain Changes..................................  A-11
       5.10       Taxes.......................................................  A-11
       5.11       Books and Records...........................................  A-11
       5.12       Properties..................................................  A-12
       5.13       Intellectual Property.......................................  A-12
       5.14       Environmental Matters.......................................  A-13
       5.15       Employee Benefit Plans......................................  A-14
       5.16       Labor Matters...............................................  A-16
       5.17       No Brokers..................................................  A-16
       5.18       Opinion of Financial Advisors...............................  A-16
       5.19       Year 2000...................................................  A-16
       5.20       Insurance...................................................  A-16
       5.21       Contracts...................................................  A-16
       5.22       Takeover Laws...............................................  A-17

                                      A-(i)

                                                                                PAGE
                                                                                ----
       5.23       Vote Required...............................................  A-17
       5.24       Definition of the Company's Knowledge.......................  A-17
ARTICLE VI
      CONDUCT OF BUSINESS PENDING THE MERGER..................................  A-17
       6.1        Conduct of Business by the Company..........................  A-17
ARTICLE VII
      ADDITIONAL AGREEMENTS...................................................  A-19
       7.1        Stockholders Meeting........................................  A-19
       7.2        Other Filings...............................................  A-20
       7.3        Additional Agreements.......................................  A-20
       7.4        Fees and Expenses...........................................  A-21
       7.5        No Solicitations............................................  A-21
       7.6        Officers' and Directors' Indemnification....................  A-22
       7.7        Access to Information; Confidentiality......................  A-23
       7.8        Financial and Other Statements..............................  A-24
       7.9        Public Announcements........................................  A-24
       7.10       Employee Benefit Arrangements...............................  A-24
       7.11       Required Financing..........................................  A-24
       7.12       Recapitalization Accounting Treatment.......................  A-25
       7.13       Delisting...................................................  A-25
       7.14       Exchange of Common Stock....................................  A-25
       7.15       Solvency Letters............................................  A-25
       7.16       Purchase of Company Shares..................................  A-25
ARTICLE VIII
      CONDITIONS TO THE MERGER................................................  A-26
       8.1        Conditions to the Obligations of Each Party to Effect the
                    Merger....................................................  A-26
       8.2        Conditions to Obligations of MergerCo.......................  A-26
       8.3        Conditions to Obligations of the Company....................  A-28
ARTICLE IX
      TERMINATION, AMENDMENT AND WAIVER.......................................  A-28
       9.1        Termination.................................................  A-28
       9.2        Effect of Termination.......................................  A-29
       9.3        Amendment...................................................  A-30
       9.4        Extension; Waiver...........................................  A-31
ARTICLE X
      GENERAL PROVISIONS......................................................  A-31
      10.1        Notices.....................................................  A-31
      10.2        Interpretation..............................................  A-31
      10.3        Non-Survival of Representations, Warranties, Covenants and
                    Agreements................................................  A-31
      10.4        Miscellaneous...............................................  A-32
      10.5        Assignment..................................................  A-32
      10.6        Severability................................................  A-32
      10.7        Choice of Law/Consent to Jurisdiction.......................  A-32
      10.8        No Agreement Until Executed.................................  A-32

                                     A-(ii)

                    PARENT AND MERGERCO DISCLOSURE SCHEDULE

SECTION                               TITLE
-------                               -----
4.2        Exceptions to Parent's and MergerCo's Representations

                          COMPANY DISCLOSURE SCHEDULE

SECTION                               TITLE
-------                               -----
2.2        Rollover of Certain Options
5.1        Organizational and Good Standing
5.1(d)     Organizational Documents of the Company Subsidiaries
5.3        Capitalization
5.4        Subsidiaries
5.5        Other Interests
5.6        Consents
5.8        Litigation
5.9        Absence of Changes
5.10       Taxes
5.12       Properties
5.13       Intellectual Property
5.14       Environmental Matters
5.15       Employee Benefit Plans
5.16       Labor Matters
5.20       Insurance
5.24       Definition of Knowledge
6.1(a)     Rollover Stockholders
6.1(c)     Conduct of Business Pending the Merger
6.1(g)     Certain Executive Officers
6.1(h)     Rights, Preferences and Designations of the Series B Stock
7.10       Employee Benefit Arrangements
8.2(c)     Consents of Third Parties

                                     A-(iii)

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of May 6, 1999, by and among Kirtland Capital Partners III L.P., an Ohio limited partnership ("Parent"), ISN Acquisition Corporation, a Massachusetts corporation and a wholly owned subsidiary of Parent ("MergerCo"), and Instron Corporation, a Massachusetts corporation (the "Company").

                                    RECITALS

     WHEREAS, the respective Boards of Directors of MergerCo and the Company and the general partner of Parent (the "General Partner") have approved the merger of MergerCo with and into the Company (the "Merger") in accordance with the Massachusetts Business Corporation Law (the "MBCL") and, upon the terms and subject to the conditions set forth in this Agreement, holders of shares of common stock, par value $1.00 per share, of the Company (the "Common Stock") issued and outstanding immediately prior to the Effective Time (as hereinafter defined) will be entitled, subject to the terms and conditions hereof, to the right to receive cash;

     WHEREAS, the Board of Directors of the Company (the "Company Board") has, in light of and subject to the terms and conditions set forth herein, (i) determined that (A) the consideration to be paid for each share of Common Stock in the Merger is fair to the stockholders of the Company, and (B) the Merger is otherwise in the best interests of the Company and its stockholders, and (ii) resolved to approve and adopt this Agreement and the transactions contemplated or required by this Agreement, including the Merger (collectively, the "Transactions"), and to recommend approval and adoption by the stockholders of the Company of this Agreement and the Transactions;

     WHEREAS, as a condition to the willingness of Parent and MergerCo to enter into this Agreement, certain stockholders of the Company (the "Voting Agreement Stockholders") have entered into a Voting Agreement, dated as of the date hereof, with Parent and MergerCo (the "Voting Agreement"), pursuant to which each Voting Agreement Stockholder has agreed, among other things, to vote his shares of Common Stock in favor of the approval of the Transactions and the approval of any other matter relating to consummation of the Transactions, upon the terms and subject to the conditions set forth in the Voting Agreement;

     WHEREAS, Parent, MergerCo and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transactions, and also to prescribe various conditions to the Transactions; and

     WHEREAS, it is intended that the Merger be recorded as a recapitalization for financial reporting purposes.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, Parent, MergerCo and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and MergerCo shall consummate the Merger pursuant to which (a) MergerCo shall be merged with and into the Company and the separate corporate existence of MergerCo shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the Commonwealth of Massachusetts, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Company shall take such steps as are permitted under the MBCL to (i) amend the Articles of Organization of the Company (the "Articles of Organization") so that the Articles of Organization of MergerCo, as in effect immediately prior to the Effective Time, shall be the Articles of Organization of the Surviving Corporation until thereafter amended as provided by law and such Articles of Organization, and (ii) amend the Bylaws of the Company (the "Bylaws") so that the Bylaws of MergerCo, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, by the Articles of Organization of the Surviving Corporation and by such Bylaws. Notwithstanding the foregoing, the name of the Surviving Corporation shall be "Instron Corporation" and the Articles of Organization and Bylaws of the Surviving Corporation shall so provide. The Merger shall have the effects specified in the MBCL. The purpose of the Surviving Corporation shall be to carry on a manufacturing, contracting, merchandising, and research business, and in general, to carry on any business or other activity which may be lawfully carried on by a corporation organized under Chapter 156B of the Massachusetts General Laws (the "MGL").

     1.2 Effective Time. On the Closing Date (as hereinafter defined), MergerCo and the Company shall duly execute and file articles of merger (the "Articles of Merger") with the Secretary of State of the Commonwealth of Massachusetts in accordance with the MBCL. The Merger shall become effective at such time as the Articles of Merger, accompanied by payment of the filing fee (as provided in Chapter 156B, Section 114 of the MBCL), have been examined by and received the endorsed approval of the Secretary of State of the Commonwealth of Massachusetts (the "Effective Time").

     1.3 Closing. The closing of the Merger (the "Closing") shall occur as promptly as practicable (but in no event later than the second business day) after all of the conditions set forth in Article VIII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the "Closing Date"); provided, however, that in no event shall the Closing occur earlier than July 8, 1999. The Closing shall take place at the offices of Jones, Day, Reavis & Pogue, 901 Lakeside Avenue, Cleveland, Ohio 44114, unless another place is agreed to by the parties hereto.

     1.4 Directors and Officers. The directors of MergerCo immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Organization and Bylaws of the Surviving Corporation.

                                   ARTICLE II

                   EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS

     2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock or Series B Stock (as hereinafter defined) or any shares of capital stock of MergerCo:

          (a) Each share of common stock, par value $.01 per share, of MergerCo (the "MergerCo Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation (the "Surviving Corporation Common Stock") following the Merger.

          (b) Each share of Common Stock that is owned by the Company, or by any wholly owned Subsidiary (as defined in Section 10.2) of the Company or by MergerCo shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

          (c) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares owned by the Company, any of its wholly owned Subsidiaries or MergerCo and Dissenting Shares (as defined in Section 3.2)) shall be converted into the right to receive $22.00 per share, net to the seller in cash, payable to the holder thereof, without any interest thereon (the "Merger Consideration"), upon surrender and exchange of the Certificate (as hereinafter defined) representing such share of Common Stock.

          (d) Each share of Series B Preferred Stock, par value $1.00 per share, of the Company (the "Series B Stock") issued and outstanding immediately prior to the Effective Time (other than shares owned by the Company or any of its wholly owned Subsidiaries) shall be converted into one fully paid and nonassessable share of Surviving Corporation Common Stock following the Merger.

          (e) All shares of Common Stock, when converted as provided in Section 2.1(c), shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate (as hereinafter defined) previously evidencing such shares shall thereafter represent only the right to receive the Merger Consideration. The holders of Certificates previously evidencing shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Common Stock except as otherwise provided herein or by law and, upon the surrender of Certificates in accordance with the provisions of Section 3.1, shall only represent the right to receive for their shares of Common Stock, the Merger Consideration, without any interest thereon.

          (f) All shares of Series B Stock, when converted as provided in
     Section 2.1(d) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing such shares of Series B Stock shall thereafter represent only the right to receive shares of Surviving Corporation Common Stock. The holders of certificates previously evidencing shares of Series B Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Series B Stock except as otherwise provided herein or by law.

     2.2 Company Stock Options and Related Matters.

     (a) Each option (collectively, the "Options") granted under the Company's 1992 Stock Incentive Plan (the "1992 Plan"), the 1984 United Kingdom Share Option Scheme (the "1984 Plan"), the 1982 Incentive Stock Option Plan (the "1982 Plan") and the 1979 Non-Qualified Plan (the "1979 Plan" and, together with the 1992 Plan, the 1984 Plan and the 1982 Plan, the "Stock Option Plans"), which is outstanding (whether or not then exercisable) as of immediately prior to the Effective Time and which has not been exercised or canceled prior thereto (other than the Options identified in Section 2.2 of the Company Disclosure Schedule (as hereinafter defined), such Options being hereinafter referred to as the "Rollover Options"), shall, at the Effective Time, be canceled and upon the surrender and cancellation of the option agreement representing such Option, the Company shall (x) pay to the holder thereof cash in an amount equal to the product of (i) the number of shares of Common Stock provided for in such Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share provided for in such Option, which cash payment shall be treated as compensation and shall be net of any applicable federal or state withholding tax (the "Option Consideration"). The Company shall take all actions necessary to ensure that (i) all Options, to the extent not exercised prior to the Effective Time, shall terminate and be canceled as of the Effective Time and thereafter be of no further force or effect, and (ii) no Options are granted after the date of this Agreement.

     (b) Each Rollover Option which is outstanding (whether or not then exercisable) as of immediately prior to the Effective Time shall, at the Effective Time, be automatically converted into an option to acquire 0.2 fully paid and nonassessable shares of Surviving Corporation Common Stock at an exercise price per share equal to (i) five (5) multiplied by (ii) the exercise price per share provided for in the Option for which such Rollover Option is surrendered; provided, however, that such exercise price shall be rounded up to the nearest whole cent. From and after the Effective Time, the Rollover Options shall be governed by the terms of the Stock Option Plans applicable to the Option for which such Rollover Option is surrendered. The adjustments provided herein with respect to any Rollover Options that are "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code.

     (c) Except as set forth in Section 2.2 of the Company Disclosure Schedule, the Stock Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of the Company Subsidiaries shall be of no further force and effect and shall be deemed to be deleted as of the Effective Time and no holder of an Option or any participant in any Stock Option Plan or any other plans, programs or arrangements (other than holders of Rollover Options) shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

     (d) Except as set forth in Section 2.2 of the Company Disclosure Schedule, Parent and MergerCo acknowledge that all restricted stock awards granted under the Stock Option Plans shall immediately vest and the restrictions associated therewith shall automatically be deemed waived as provided by the Stock Option Plans but in no event later than the date on which the Company's stockholders approve this Agreement and the Transactions.

                                  ARTICLE III

                     PAYMENT FOR SHARES; DISSENTING SHARES

     3.1 Payment for Shares of Company Common Stock.

     (a) From and after the Effective Time, such bank or trust company as shall be mutually acceptable to MergerCo and the Company shall act as exchange agent (the "Exchange Agent"). At or prior to the Effective Time, MergerCo shall deposit, or MergerCo shall otherwise take all steps necessary to cause to be deposited, with the Exchange Agent in an account (the "Exchange Fund") the aggregate Merger Consideration (net of any applicable withholding taxes) to which holders of shares of Common Stock shall be entitled at the Effective Time pursuant to Section 2.1(c).

     (b) Promptly after the Effective Time, MergerCo shall cause the Exchange Agent to mail to each record holder of Certificates (the "Certificates") that immediately prior to the Effective Time represented shares of Common Stock a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and instructions for use in surrendering such Certificates and receiving the Merger Consideration in respect thereof.

     (c) In effecting the payment of the Merger Consideration with respect to shares of Common Stock represented by Certificates entitled to payment of the Merger Consideration pursuant to Section 2.1(c) (the "Cashed Shares"), upon the surrender of each such Certificate, the Exchange Agent shall pay the holder of such Certificate the Merger Consideration multiplied by the number of Cashed Shares (net of any applicable withholding taxes), in consideration therefor. Upon such payment such Certificate shall forthwith be canceled.

     (d) Until surrendered in accordance with paragraph (c) above, each such Certificate (other than Certificates representing shares of Common Stock held by MergerCo or any of its affiliates, in the treasury of the Company or by any wholly owned Subsidiary of the Company or Dissenting Shares) shall represent solely the right to receive the Merger Consideration relating thereto. No interest or dividends shall be paid or accrued on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing shares of Common Stock surrendered therefor is registered, it shall be a condition to such right to receive such Merger Consideration that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such shares of Common Stock shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     (e) No dividends or other distributions with respect to shares of Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Common Stock represented thereby.

     (f) Promptly following the date which is 180 days after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the Transactions, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a share of Common Stock may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the Merger Consideration relating thereto without any interest or dividends thereon.

     (g) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing shares of Common Stock are presented to the Surviving Corporation or the Exchange Agent, they shall be surrendered and canceled in return for the payment of the Merger Consideration relating thereto, as provided in this Article III.

     (h) None of Parent, MergerCo, the Company or the Exchange Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     3.2 Appraisal Rights.

     (a) Notwithstanding anything in this Agreement to the contrary, any shares of Common Stock ("Dissenting Shares") which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders of the Company who have filed with the Company, before the taking of the vote of the stockholders of the Company to approve this Agreement, written objections to such approval stating their intention to demand payment for such shares of Common Stock, and who have not voted such shares of Common Stock in favor of the adoption of this Agreement, will not be converted as described in Section 2.1 hereof, but will thereafter constitute only the right to receive payment of the fair value of such shares of Common Stock in accordance with the applicable provisions of Chapter 156B of the MBCL (the "Appraisal Rights Provisions"); provided, however, that all shares of Common Stock held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Common Stock under the Appraisal Rights Provisions shall thereupon be deemed to have been canceled and retired and to have been converted, as of the Effective Time, into the right to receive the Merger Consideration, without interest, in the manner provided in Section
2.1. Persons who have perfected statutory rights with respect to Dissenting Shares as aforesaid will not be paid by the Surviving Corporation as provided in this Agreement and will have only such rights as are provided by the Appraisal Rights Provisions with respect to such Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, if Parent, MergerCo or the Company abandon or are finally enjoined or prevented from carrying out, or the stockholders rescind their adoption of, this Agreement, the right of each holder of Dissenting Shares to receive the fair value of such Dissenting Shares in accordance with the Appraisal Rights Provisions will terminate, effective as of the time of such abandonment, injunction, prevention or rescission. The Company shall give MergerCo prompt notice of any demands received by the Company for the exercise of appraisal rights with respect to shares of Common Stock and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld), make any payment with respect to, or settle or offer to settle, any such demands.

     (b) Each dissenting stockholder who becomes entitled under the MBCL to payment for Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the MBCL), and such shares of Common Stock shall be canceled.

                                   ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND MERGERCO

     Parent and MergerCo jointly and severally hereby represent and warrant to the Company as follows:

     4.1 Organization. Parent is a limited partnership duly organized and validly existing under the laws of the State of Ohio and MergerCo is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and each has all requisite power and authority and all necessary governmental approvals to own, lease and operate their properties and to carry on their businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have a material adverse effect on the business, results of operations or condition (financial or otherwise) of Parent (a "Parent Material Adverse Effect"). Parent is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

     4.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and MergerCo has full power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and MergerCo of this Agreement and the consummation of the Transactions have been duly authorized by all necessary partnership action on behalf of Parent (the "Parent Board") and the Board of Directors of MergerCo (the "MergerCo Board") and by the stockholders of MergerCo, and, except as set forth in Section 4.2 of the schedule attached to this Agreement setting forth exceptions to Parent's and MergerCo's representations and warranties set forth herein (the "Parent and MergerCo Disclosure Schedule"), no other action on the part of Parent and MergerCo is necessary to authorize the execution and delivery by Parent and MergerCo of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by Parent and MergerCo and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and MergerCo, as the case may be, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     4.3 Consents and Approvals; No Violations. Except as set forth in Section
4.2 of the Parent and MergerCo Disclosure Schedule and except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), the HSR Act (as hereinafter defined), the antitrust and competition laws of foreign countries and state securities or state "Blue Sky" laws, none of the execution, delivery or performance of this Agreement by Parent or MergerCo, the consummation by Parent or MergerCo of the Transactions or compliance by Parent or MergerCo with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the limited partnership agreement of Parent or the articles of organization or bylaws of MergerCo, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (as hereinafter defined), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or MergerCo is a party or by which either of them or any of their respective properties or assets may be bound, or
(iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or MergerCo or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

     4.4 Required Financing. Parent and MergerCo have revolving credit facility and high yield bridge financing commitments in place which, if funded in accordance with their terms, together with equity capital commitments from the limited partners of Parent and certain additional equity capital commitments from certain of the limited partners of Parent (the "Side-by-Side Equity Commitments"), will provide sufficient funds to consummate the Transactions (collectively, the "Transaction Costs"), including, without limitation, to (i) pay the Merger Consideration pursuant to Section 2.1(c), (ii) refinance the outstanding indebtedness of the Company, (iii) pay any fees and expenses in connection with the Transactions or the financing thereof and (iv) provide for the working capital needs of the Company following the Merger, including, without limitation, if applicable, letters of credit. Neither Parent nor MergerCo has any reason to believe that any condition to such financing commitments cannot or will not be waived or satisfied prior to the Effective Time. Parent has provided to the Company true, complete and correct copies of all financing commitment letters executed by the revolving credit facility lender and the high yield bridge lender (collectively, the "Lenders"), including any exhibits, schedules or amendments thereto (the "Financing Letters"). Parent has provided to the Company true, complete and correct copies of each Side-by-Side Equity Commitment letter executed by the limited partner of Parent signatory thereto, including any exhibits, schedules or amendments thereto. The advisory board of Parent has approved an investment by Parent of $40,000,000 of Fund Capital (as hereinafter defined) in the Company and, from and after the date of this Agreement, the advisory board of Parent shall not withdraw or change such approval unless this Agreement shall have been terminated in accordance with its terms.

     4.5 Takeover Laws. Neither Parent nor MergerCo was, immediately prior to the execution of this Agreement, an "interested stockholder" within the meaning of Chapter 110F of the MGL.

     4.6 Formation of MergerCo; No Prior Activities. MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date hereof and as of the Effective Time, except for (i) obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, MergerCo has not incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

     4.7 Beneficial Ownership. Except to the extent permitted by Section 7.16 hereof or as a result of the execution by Parent and MergerCo of the Voting Agreement, neither Parent nor MergerCo "beneficially owns" (as defined in Rule 13d-3 under the Exchange Act) any shares of Common Stock or any securities convertible into or exchangeable for Common Stock.

     4.8 Financial Condition of Parent. Parent has provided to the Company true, complete and correct copies of the audited financial statements of Parent for the fiscal year ended December 31, 1998 and the unaudited financial statements of Parent for the interim period ended March 31, 1999. Such financial statements fairly present the financial position of Parent as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present the results of operations of Parent for the respective fiscal periods set forth above. Parent has equity commitments from its limited partners in an aggregate amount in excess of $185,000,000 (the "Fund Capital"). The General Partner may, in its sole discretion, call such portion of the Fund Capital as is necessary to satisfy any of Parent's or MergerCo's obligations under or arising out of this Agreement and the performance by Parent and MergerCo thereof. None of the Fund Capital has been pledged or is subject to any material lien, security interest or other encumbrance.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the disclosure schedules delivered at or prior to the execution hereof to Parent and MergerCo, which shall refer to the relevant Sections of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and MergerCo as follows:

     5.1 Existence; Good Standing; Authority; Compliance With Law.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not reasonably be expected to have a Company Material Adverse Effect (as hereinafter defined). Except as set forth in Section 5.1 of the Company Disclosure Schedule, the Company is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, a "Company Material Adverse Effect" shall mean a material adverse effect on the business, results of operations or condition (financial or otherwise) of the Company and the Company Subsidiaries taken as a whole.

     (b) Except as set forth in Section 5.1 of the Company Disclosure Schedule, each of the Company Subsidiaries is a corporation, partnership or limited liability company (or similar entity or association in the case of those Company Subsidiaries organized and existing other than under the laws of a State of the United States) duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or other power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing could not reasonably be expected to have a Company Material Adverse Effect.

     (c) Neither the Company nor any of the Company Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the Company or any Company Subsidiary or any of their respective properties or assets is subject, where such violation could have a Company Material Adverse Effect. The Company and the Company Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their businesses as now conducted, where the failure to obtain any such license, permit or authorization or to take any such action could have a Company Material Adverse Effect.

     (d) Except as set forth in Section 5.1(d) of the Company Disclosure Schedule, copies of the Articles of Organization and Bylaws and the other charter documents, bylaws, organizational documents and partnership, limited liability company and joint venture agreements (and in each such case, all amendments thereto) of each of the Company Subsidiaries have been provided to MergerCo or its representatives and are true and correct in all material respects.

     5.2 Authorization, Validity and Effect of Agreements. Each of the Company and the Company Subsidiaries has the requisite power and authority to enter into the Transactions and to execute and deliver this Agreement. The Company Board has approved this Agreement and the Transactions. In connection with the foregoing, the Company Board has taken such actions and votes as are necessary on its part to render the provisions of Chapter 110C and Chapter 110F of the MGL and all other applicable takeover statutes inapplicable to this Agreement and the Transactions. Subject only to the approval of this Agreement by the holders of the Common Stock, the execution by the Company of this Agreement and consummation of the Transactions have been duly authorized by all requisite corporate action on the part of the Company. This Agreement, assuming due and valid authorization, execution and delivery thereof by Parent and MergerCo, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     5.3 Capitalization. The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $1.00 per share, of the Company (the "Preferred Stock"). As of the date of this Agreement, (i) 6,956,838 shares of Common Stock were issued and outstanding, (ii) 791,500, 650,000, 190,000 and 900,000 shares of Common Stock have been authorized and reserved for issuance pursuant to the 1979 Plan, the 1982 Plan, the 1984 Plan and the 1992 Plan, respectively, subject to adjustment on the terms set forth in the applicable Stock Option Plans, (iii) 200,588, 69,546 and 437,851 Options were outstanding under the 1979 Plan, the 1984 Plan and the 1992 Plan, respectively, (iv) no Options were outstanding under the 1982 Plan, (v) no shares of Preferred Stock were issued and outstanding, (vi) 108,262 shares of Common Stock and no shares of Preferred Stock were held in the treasury of the Company and (vii) 100,000 shares of Preferred Stock had been designated as Series A

Junior Participating Cumulative Preferred Stock, par value $1.00 per share. As of the date of this Agreement, the Company had no shares of Common Stock reserved for issuance other than as described above. Section 5.3 of the Company Disclosure Schedule sets forth a description of the Common Stock, the Preferred Stock and the Series A Junior Participating Cumulative Preferred Stock. All such issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The parties acknowledge and agree that 75,000 shares of Preferred Stock will be designated by the Company as the Series B Stock prior to the Closing Date and up to such amount will be issued to the Rollover Stockholders (as hereinafter defined) prior to the Closing Date in accordance with Section 7.14 hereof. The Series B Stock, when issued, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Except as set forth above and for the Options (all of which have been issued under the Stock Option Plans), there are not as of the date of this Agreement issued, reserved for issuance or outstanding, (i) any shares of capital stock or other voting securities of the Company, (ii) any securities convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company, or (iii) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, and no obligation of the Company or any Company Subsidiary to issue, any capital stock or voting securities of the Company. Section 5.3 of the Company Disclosure Schedule sets forth a full list of Options, including the name of the person to whom such Options have been granted, the number of shares subject to each Option, the per share exercise price for each Option and the vesting schedule for each Option. Except as set forth in Section 2.2 hereof and Section 5.3 of the Company Disclosure Schedule and as provided in the Stock Option Plans, the vesting schedule of all Options shall not be changed or affected by the execution of this Agreement or consummation of the Transactions. Other than the Voting Agreement and other than awards made pursuant to any of the Stock Option Plans, there are no agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares. Other than (i) as set forth above, (ii) awards made pursuant to any of the Stock Option Plans, and (iii) as expressly contemplated by this Agreement and the Transactions, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, partnership interests or any other securities of the Company or any Company Subsidiary. Except as set forth in Section 5.3 of the Company Disclosure Schedule and as expressly contemplated by this Agreement and the Transactions, neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act.

     5.4 Subsidiaries. Except as set forth in Section 5.4 of the Company Disclosure Schedule, the Company owns directly or indirectly each of the outstanding shares of capital stock or other equity interest of each of the Company Subsidiaries. Each of the outstanding shares of capital stock of each of the Company Subsidiaries having corporate form is duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 5.4 of the Company Disclosure Schedule, each of the outstanding shares of capital stock or other equity interest of each of the Company Subsidiaries is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each Company Subsidiary as of the date of this Agreement is set forth in Section 5.4 of the Company Disclosure Schedule: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock, share capital or other equity interest, to the extent applicable; and (iii) the name of each stockholder or equity interest holder and the number of issued and outstanding shares of capital stock, share capital or other equity interest held by it. There are no (i) securities convertible into or exchangeable or exercisable for shares of capital stock or voting securities of any Company Subsidiary, or (ii) warrants, calls, options or other rights to acquire from any Company Subsidiary, and no obligation of any Company Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any Company Subsidiary. There are no outstanding contractual obligations of any Company Subsidiary to repurchase, redeem or otherwise acquire any such securities of Company Subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

     5.5 Other Interests. Except as set forth in Section 5.5 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business, trust or other entity (other than investments in short-term investment securities).

     5.6 No Violation; Consents. Except as set forth in Section 5.6 of the Company Disclosure Schedule, neither the execution and delivery by the Company of this Agreement nor consummation by the Company of the Transactions in accordance with the terms hereof, will conflict with or result in a breach of any provisions of the Articles of Organization, Bylaws, or the organizational documents of the Company or any Company Subsidiary. Except as set forth in
Section 5.6 of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement and consummation by the Company of the Transactions in accordance with the terms hereof will not violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the Company or the Company Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of (x) any note, bond, mortgage, indenture, deed of trust or (y) any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company or any of the Company Subsidiaries is a party, or by which the Company or any of the Company Subsidiaries or any of their properties is bound, except as otherwise would not have a Company Material Adverse Effect. Other than the filings provided for in Article II of this Agreement, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the antitrust and competition laws of foreign countries, the Exchange Act, the Securities Act, or applicable state securities and "Blue Sky" laws (collectively, the "Regulatory Filings"), the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and consummation of the Transactions does not, require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have a Company Material Adverse Effect.

     5.7 SEC Documents. The Company has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since December 31, 1995 (collectively, the "Company SEC Reports"), all of which were prepared in accordance with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder (the "Securities Laws"). All required Company SEC Reports have been filed with the SEC and constitute all forms, reports and documents required to be filed by the Company under the Securities Laws since December 31, 1995. As of their respective dates, the Company SEC Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and
(ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and the Company Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of the Company and the Company Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Section 13 or 15(d) of the Exchange Act.

     5.8 Litigation. Except as set forth in Section 5.8 of the Company Disclosure Schedule, no action, proceeding or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each such case, with respect to the Company or any Company Subsidiary or any of their respective properties, is pending, or, to the knowledge of the Company, threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or that would not reasonably be expected to prevent or materially delay consummation of the Transactions.

     5.9 Absence of Certain Changes. Except as set forth in Section 5.9 of the Company Disclosure Schedule, since December 31, 1998 the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course of business and there has not been: (i) any Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the Common Stock; (iii) any material commitment, contractual obligation (including, without limitation, any management or franchise agreement, any lease (capital or otherwise) or any letter of intent), borrowing, liability, guaranty, capital expenditure or transaction (each, a "Commitment") entered into by the Company or any of the Company Subsidiaries outside the ordinary course of business except for Commitments for expenses of attorneys, accountants and investment bankers incurred in connection with the Transactions; or (iv) any material change in the Company's accounting principles, practices or methods.

     5.10 Taxes.

     (a) Except as set forth in Section 5.10 of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries (i) has timely filed all Tax Returns (as hereinafter defined) which the Company was required to file (after giving effect to any filing extension granted by a Governmental Entity) and (ii) has paid all Taxes (as hereinafter defined) required to be paid by it, except, in each case, where the failure to file such Tax Returns or pay such Taxes would not have a Company Material Adverse Effect. Except as set forth in Section 5.10 of the Company Disclosure Schedule, the most recent audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 reflect, to the knowledge of the Company, an adequate reserve for all material Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis. Except as set forth in
Section 5.10 of the Company Disclosure Schedule, (w) no deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of the Company Subsidiaries, (x) no federal income Tax Returns for a taxable period beginning after December 31, 1990 have been or are being audited, (y) no agreements or consents are in effect for the extension or waiver of the time in which to file any Tax Return or assess or collect any Taxes from the Company or any Company Subsidiary, and (z) neither the Company nor any Company Subsidiary is a party to any Tax sharing agreement, agreement for an exemption with any Governmental Entity, or agreement, contract, arrangement or plan that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

     (b) For purposes of this Agreement, "Taxes" means all federal, state, local and foreign net or gross income, alternative or add-on minimum, environmental, gross receipts, property, sales, use, franchise, employment, withholding, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with any interest, penalties or additions to Tax with respect thereto.

     (c) For purposes of this Agreement, "Tax Returns" means all reports, returns (including information returns), declarations, statements or other information required to be supplied to a Governmental Entity in connection with Taxes.

     5.11 Books and Records.

     (a) The books of account and other financial records of the Company and each of the Company Subsidiaries are true, complete and correct in all material respects, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the Company SEC Reports.

     (b) The minute books and other records of the Company and each of the Company Subsidiaries have been made available to MergerCo or its representatives, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the stockholders and directors and any committees of the Company Board and the boards of directors of each of the Company Subsidiaries and all actions of the partners or managers of each of the Company Subsidiaries, as applicable, except in each such case as would otherwise not have a Company Material Adverse Effect.

     5.12 Properties.

     (a) All of the real estate properties owned or leased by the Company or any of the Company Subsidiaries and material to the business and operations of the Company and the Company Subsidiaries taken as a whole are set forth in Section
5.12 of the Company Disclosure Schedule. Except as set forth in Section 5.12 of the Company Disclosure Schedule, the Company or a Company Subsidiary owns fee simple title to each of the owned real properties identified in Section 5.12 of the Company Disclosure Schedule (the "Company Properties"), free and clear of liens which secure the payment of money, mortgages or deeds of trust, monetary charges which are liens, security interests or other encumbrances on title which secure the payment of money (collectively, "Encumbrances"), and the Company Properties are not subject to any easements, rights of way, covenants, conditions, restrictions or other written agreements, laws, ordinances and regulations materially and adversely affecting the current use or occupancy of any of the Company Properties by the Company or the Company Subsidiaries, as applicable (collectively, "Property Restrictions"), except for (i) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, that do not materially and adversely affect the current use of the property by the Company,
(ii) Property Restrictions disclosed on any title policies or reports or surveys received by, made available to, or otherwise obtained by, MergerCo, (iii) Property Restrictions that would be disclosed by current, accurate surveys or title policies or reports, and (iv) mechanics', carriers', suppliers', workmen's or repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, are not material in amount, do not materially detract from the value of or materially interfere with the present use of any of the Company Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by the Company and the Company Subsidiaries and which have arisen or been incurred only in the ordinary course of business. Except as set forth in Section 5.12 of the Company Disclosure Schedule, (A) the Company has not received any written notice of any material violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Company Properties by any Governmental Entity; (B) to the Company's knowledge, there are no material structural defects relating to any of the Company Properties; (C) to the Company's knowledge, there is no Company Property whose building systems are not in working order in any material respect; and (D) to the Company's knowledge, there is no physical damage, other than ordinary wear and tear, for which the Company is responsible to any Company Property in excess of $250,000 for which there is no insurance in effect covering the full cost of the restoration.

     (b) The Company and the Company Subsidiaries own good title, free and clear of all Encumbrances, to all of the personal property and assets shown on the Company's balance sheet at December 31, 1998 as reflected in the Company SEC Reports (the "Balance Sheet") or acquired after December 31, 1998, except for
(A) assets which have been disposed of to nonaffiliated third parties since December 31, 1998 in the ordinary course of business, (B) Encumbrances reflected in the Balance Sheet, (C) Encumbrances or imperfections of title which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or materially interfere with the present or presently contemplated use of the assets subject thereto or affected thereby, and (D) Encumbrances for current Taxes not yet due and payable. All of the machinery, equipment and other tangible personal property and assets owned or used by the Company and the Company Subsidiaries are in good condition and repair to the extent necessary to permit the Company and the Company Subsidiaries to conduct their businesses as they are currently being conducted.

     5.13 Intellectual Property. The Company or the Company Subsidiaries are the owner of, or a licensee under a valid license for, all items of intangible property which are material to the business of the Company and the Company Subsidiaries as currently conducted, taken as a whole, including, without limitation, trade names, unregistered trademarks and service marks, brand names, software, patents and copyrights, except where the failure to own or be a licensee for such intangible property would not have a Company Material Adverse Effect. Except as disclosed in Section 5.13 of the Company Disclosure Schedule, there are no claims pending or, to the Company's knowledge, threatened, that the Company or any Company Subsidiary is in violation of any such intellectual property right of any third party which would have a Company Material Adverse Effect, and, to the Company's best knowledge, no third party is in violation of any intellectual property rights of the Company or any Company Subsidiary which would have a Company Material Adverse Effect.

     5.14 Environmental Matters. The Company and the Company Subsidiaries are in compliance with all Environmental Laws (as hereinafter defined), except for any noncompliance that, either singly or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. As used in this Agreement, "Environmental Laws" shall mean all federal, state, local and foreign laws, rules, regulations, ordinances and orders that purport to regulate the release of hazardous substances or other materials into the environment, or impose limitations, requirements or obligations relating to environmental protection. As used in this Agreement, "Hazardous Materials" means any "hazardous waste" as defined in either the United States Resource Conservation and Recovery Act or regulations adopted pursuant to said act, any "hazardous substance" or "pollutant or contaminant" as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act and, to the extent not included in the foregoing, any medical waste, petroleum or oil or fractions thereof. There is no administrative or judicial enforcement or cost recovery proceeding pending, or to the best knowledge of the Company threatened, against the Company or any Company Subsidiary under any Environmental Law. Neither the Company nor any Company Subsidiary or, to the best knowledge of the Company, any legal predecessor of the Company or any Company Subsidiary, has received any written notice that it is potentially responsible under any Environmental Law for any costs of response or for damages to natural resources, as those terms are defined under the Environmental Laws, at any location and neither the Company nor any Company Subsidiary has transported or disposed of, or allowed or arranged for any third party to transport or dispose of, any waste containing Hazardous Materials at any location included on the National Priorities List, as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, or any location proposed for inclusion on that list or at any location on any analogous state list. Except for any release that, either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, there has been no release on the real property owned or leased by the Company or any Company Subsidiary, or, to the Company's knowledge, on the real property owned or leased by any predecessor entity, which real property currently is owned or leased by the Company or any Company Subsidiary, of Hazardous Materials, or, with respect to any real property located outside of the United States, any hazardous or toxic material or substance regulated under any foreign Environmental Law, in a manner that could result in an order to perform a response action or in material liability under the Environmental Laws and, except as set forth in Section 5.14 of the Company Disclosure Schedule, there is no hazardous waste treatment, storage or disposal facility, underground storage tank, landfill, surface impoundment, underground injection well, or, to the Company's knowledge, friable asbestos or PCB's, as those terms are defined under the Environmental Laws, located at any of the real property owned or leased by the Company or any Company Subsidiary or, to the Company's knowledge, any predecessor entity, or at any facilities utilized by the Company or the Company Subsidiaries. The Company has disclosed and made available to MergerCo all studies, analyses and test results in the possession, custody or control of the Company or any Company Subsidiary relating to the environmental conditions on or under any of the properties or assets owned, leased or operated by the Company or any Company Subsidiary. Except as set forth in Section 5.14 of the Company Disclosure Schedule, the Company and the Company Subsidiaries hold all permits, licenses or authorizations required under applicable Environmental Laws ("Environmental Permits" ) or have submitted on a timely basis complete applications for the renewal of any Environmental Permit which has expired but has not yet been renewed.

     5.15 Employee Benefit Plans.

     (a) Section 5.15 of the Company Disclosure Schedule sets forth a list of every Company Benefit Plan (as hereinafter defined) that is maintained by the Company or an Affiliate (as hereinafter defined) on the date hereof.

     (b) Each Company Benefit Plan which has been intended to qualify under
Section 401(a) of the Code has received a favorable determination or approval letter from the Internal Revenue Service (the "IRS") regarding its qualification under such section and neither the Company nor any Affiliate knows that any such Company Benefit Plan has been maintained in a manner that would preclude qualified status.

     (c) Except as set forth in Section 5.15 of the Company Disclosure Schedule, neither the Company nor any Affiliate knows of any failure of any party to comply with any laws applicable with respect to the Company Benefit Plans. With respect to any Company Benefit Plan, there has been no (i) "prohibited transaction," as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Code Section 4975, for which an exemption is not available or (ii) material failure to comply with any provision of ERISA, other applicable law, or any agreement, which, in either case, would subject the Company or any Affiliate to liability (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or taxes, or any other material loss or expense. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Company's knowledge, threatened with respect to any such Company Benefit Plan.

     (d) Neither the Company nor any Affiliate has incurred any liability under title IV of ERISA which has not been paid in full as of the date of this Agreement. There has been no "accumulated funding deficiency" (whether or not waived) with respect to any employee pension benefit plan ever maintained by the Company or any Affiliate and subject to Code Section 412 or ERISA Section 302. With respect to any Company Benefit Plan maintained by the Company or any Affiliate and subject to Title IV of ERISA, there has been no (nor will there be any as a result of the Transactions) (i) "reportable event," within the meaning of ERISA Section 4043 or the regulations thereunder, for which the notice requirement is not waived by the regulations thereunder, and (ii) event or condition which presents a material risk of a plan termination or any other event that may cause the Company or any Affiliate to incur liability or have a lien imposed on its assets under Title IV of ERISA. Neither the Company nor any Affiliate has ever maintained a Multiemployer Plan (as hereinafter defined).

     (e) With respect to each Company Benefit Plan, complete and correct copies of the following documents (if applicable to such Company Benefit Plan) have previously been delivered to MergerCo or its representatives: (i) all documents embodying or governing such Company Benefit Plan, and any funding medium for such Company Benefit Plan (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Company Benefit Plan under Code Section 401(a), and any applications for determination or approval subsequently filed with the IRS; (iii) the three most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto;
(iv) the current summary plan description for such Company Benefit Plan (or other descriptions of such Company Benefit Plan provided to employees) and all modifications thereto; and (v) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Company Benefit Plan.

     (f) With respect to each group health plan benefitting any current or former employee of the Company or any Affiliate that is subject to Section 4980B of the Code, or was subject to Section 162(k) of the Code, the Company and each Affiliate have complied in all material respects with (i) the continuation coverage requirements of Section 4980B of the Code and Section 162(k) of the Code, as applicable, and Part 6 of Subtitle B of Title I of ERISA and (ii) the Health Insurance Portability and Accountability Act of 1996, as amended.

     (g) With respect to any insurance policy providing funding for benefits under any Company Benefit Plan, (i) there is no liability of the Company or any Affiliate in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date hereof, and (ii) to the knowledge of the Company, no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and no such proceedings with respect to any insurer are imminent.

     (h) Except as set forth in Section 5.15 of the Company Disclosure Schedule, no Company Benefit Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by law, (ii) death or retirement benefits under any qualified Company Benefit Plan, or (iii) deferred compensation benefits reflected on the books of the Company or an Affiliate.

     (i) Except as set forth in Section 5.15 of the Company Disclosure Schedule, the execution and performance of this Agreement will not (i) constitute a stated triggering event under any Company Benefit Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Company or any Affiliate to any officer, employee, or former employee (or dependents of such employee), or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any employee, officer or director of the Company or any Affiliate.

     (j) Except as set forth in Section 5.15 of the Company Disclosure Schedule,
(i) any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any Affiliate who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code), and (ii) the disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any Affiliate under any contract, Company Benefit Plan, program, arrangement or understanding currently in effect.

     (k) For purposes of this Section:

          (i) "Company Benefit Plan" means (A) all employee benefit plans within the meaning of ERISA Section 3(3) maintained by the Company or any Affiliate, including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA;
     (B) all stock option plans, stock purchase plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (A) above maintained by the Company or any Affiliate, including without limitation, any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137; and (C) all plans or arrangements providing compensation to employee and non-employee directors maintained by the Company or any Affiliate. In the case of a Company Benefit Plan funded through a trust described in Code Section 401(a), or any other funding vehicle, each reference to such Company Benefit Plan shall include a reference to such trust, organization or other vehicle;

          (ii) An entity "maintains" a Company Benefit Plan if such entity sponsors, contributes to, or provides benefits under or through such Company Benefit Plan, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Company Benefit Plan, or if such Company Benefit Plan provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries);

          (iii) An entity is an "Affiliate" of the Company for purposes of this
     Section 5.15 if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same "controlled group" as the Company for purposes of ERISA Section 302(d)(8)(C); and

          (iv) "Multiemployer Plan" means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

     5.16 Labor Matters. Except as set forth in Section 5.16 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries relating to their business, except for any such proceeding which would not reasonably be expected to have a Company Material Adverse Effect. To the Company's knowledge there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Company Subsidiaries.

     5.17 No Brokers. Neither the Company nor any of the Company Subsidiaries has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of such entity or MergerCo to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Transactions, except that the Company has retained The Beacon Group Capital Services, L.L.C. ("Beacon Group") as its financial advisor in connection with the Transactions, a true copy of any and all agreements between the Company and Beacon Group, including the engagement letter entered into between the Company and Beacon Group, have been delivered to MergerCo. Other than the foregoing arrangements, the Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Transactions.

     5.18 Opinion of Financial Advisors. The Company has received the opinion of Beacon Group to the effect that, as of the date hereof, the Merger Consideration is fair to the holders of the Common Stock from a financial point of view.

     5.19 Year 2000. There is no impediment to the Company being year 2000 compliant by December 31, 1999 (i.e., that products, hardware, software and other date-sensitive equipment manufactured, sold, owned, licensed or used by the Company will be capable of correctly processing date data (including, but not limited to, calculating, comparing and sequencing) accurately prior to, during and after the calendar year 2000 when used, assuming that all third party products, hardware, software and other date-sensitive equipment used in combination therewith are capable of properly exchanging date data), except to the extent that any such impediment would not have a Company Material Adverse Effect.

     5.20 Insurance. The Company and the Company Subsidiaries are covered by insurance in scope and amount customary and reasonable for the businesses in which they are engaged. Except as disclosed in Section 5.20 of the Disclosure Schedule, each insurance policy to which the Company or any of the Company Subsidiaries is a party is in full force and effect and will not require any consent as a result of the consummation of the Transactions. Neither the Company nor any of the Company Subsidiaries is in material breach or default (including with respect to the payment of premiums or the giving of notices) under any insurance policy to which it is a party, and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default by the Company or any of the Company Subsidiaries or would permit termination, modification or acceleration, under such policies; and the Company has not received any notice from the insurer disclaiming coverage or reserving rights with respect to any material claim or any such policy in general.

     5.21 Contracts. Neither the Company nor any of the Company Subsidiaries is in breach, nor has the Company or any Company Subsidiary received in writing any claim that it has breached, any of the terms or conditions of any material agreement, contract or commitment (excluding leases) to which it is a party or by which any of its assets and properties are bound (collectively, "Material Contracts") in such a manner as would permit any other party to cancel or terminate the same prior to its stated term or would permit any other party to collect material damages from the Company under any such Material Contract. Neither the Company nor any of the Company Subsidiaries is in breach, nor has the Company or any Company

Subsidiary received in writing any claim that it has breached, any of the terms or conditions of any lease to which it is a party and which is material to the business of the Company and the Company Subsidiaries taken as a whole (collectively, "Material Leases"), in such a manner as would permit any other party to cancel or terminate the same prior to its stated term or would permit any other party to collect material damages from the Company under any such Material Lease. Each Material Contract and Material Lease is in full force and effect and to the Company's knowledge is not subject to any material default thereunder by any party obligated to the Company or any of the Company Subsidiaries thereunder. The Company is not a party to any "poison pill," shareholder rights plan, rights agreement or similar agreement, instrument, plan or arrangement.

     5.22 Takeover Laws. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States including, without limitation, Chapter 110F of the MGL, applicable to the Company or any of the Company Subsidiaries is applicable to the execution, delivery and performance of this Agreement or the consummation of the Merger or the other Transactions.

     5.23 Vote Required. The affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock entitled to vote thereon is the only vote of any class of capital stock of the Company required by the MBCL, the Articles of Organization or the Bylaws to adopt this Agreement and approve the Transactions.

     5.24 Definition of the Company's Knowledge. As used in this Agreement, the phrase "to the knowledge of the Company" or any similar phrase means the actual (and not the constructive or imputed) knowledge (following a reasonable inquiry) of those individuals identified in Section 5.24 of the Company Disclosure Schedule.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

     6.1 Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except as otherwise contemplated by this Agreement, the Company shall, and shall cause each of the Company Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course, consistent with past practice, and use their best efforts to preserve intact their present business organizations, keep available the services of their present advisors, managers, officers and employees and preserve their relationships with customers, suppliers, licensors and others having business dealings with them and continue existing contracts as in effect on the date hereof (for the term provided in such contracts). Without limiting the generality of the foregoing, neither the Company nor any of the Company Subsidiaries will (except as expressly permitted by this Agreement or as contemplated by the Transactions or to the extent that Parent or MergerCo shall otherwise consent in writing):

          (a) (i) declare, set aside or pay any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or (iii) repurchase, redeem or otherwise acquire any of its securities, except, in the case of clause (iii), for (X) the acquisition of shares of Common Stock from holders of Options in full or partial payment of the exercise price payable by such holders upon exercise of Options outstanding on the date of this Agreement and (Y) the acquisition of shares of Common Stock from the stockholders of the Company set forth in Section 6.1(a) of the Company Disclosure Schedule (collectively, the "Rollover Stockholders") upon the exchange of such shares for shares of Series B Stock in connection with the Transactions;

          (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including, without limitation, stock appreciation rights), other than (X) the issuance of shares of Common Stock upon the exercise of Options outstanding on the date of this

     Agreement in accordance with their present terms and (Y) the issuance of the Series B Stock to the Rollover Stockholders in exchange for shares of Common Stock in connection with the Transactions;

          (c) acquire, sell, lease, encumber, transfer or dispose of any assets outside the ordinary course of business (whether by asset acquisition, stock acquisition or otherwise), except as set forth in Section 6.1(c) of the Company Disclosure Schedule;

          (d) make any loans, advances or capital contributions other than in the ordinary course of business consistent with prior practice;

          (e) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction (i) in the ordinary course of business consistent with past practice, or (ii) in connection with the Transactions;

          (f) change any of the accounting principles or practices used by it (except as required by generally accepted accounting principles, in which case written notice shall be provided to MergerCo prior to any such change);

          (g) except as required by law, (i) enter into, adopt, amend or terminate any Company Benefit Plan, (ii) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between the Company or any of the Company Subsidiaries (other than terminations of agreements, arrangements, plans or policies in accordance with the terms thereof existing on the date of this Agreement) and one or more of their directors or officers, or (iii) increase in any manner the compensation or fringe benefits of any director of the Company or the compensation or fringe benefits of any officer of the Company or any Company Subsidiary set forth in Section 6.1(g) of the Company Disclosure Schedule, or, except for normal increases in the ordinary course of business consistent with past practice, any employee of the Company or any Company Subsidiary, or pay any benefit not required by any Company Benefit Plan or arrangement as in effect as of the date hereof;

          (h) adopt any amendments to the Articles of Organization or Bylaws, other than (X) to authorize the shares of Series B Stock to be issued to the Rollover Stockholders and to establish the rights, preferences and designations thereof (such rights, preferences and designations of such Series B Stock shall be as set forth in Section 6.1(h) of the Company Disclosure Schedule) and (Y) as otherwise expressly provided by the terms of this Agreement;

          (i) except as set forth in Section 5.1 of the Company Disclosure Schedule, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

          (j) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement);

          (k) waive, release or amend its rights under any confidentiality, "standstill" or similar agreement that the Company entered into in connection with its consideration of a potential strategic transaction; provided, however, that the Company may waive, release or amend its rights under any such confidentiality, "standstill" or similar agreement if the Company Board determines based on the advice of independent legal counsel that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to the Company's stockholders under applicable law; or

          (l) enter into an agreement to take any of the foregoing actions.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

     7.1 Stockholders Meeting.

     (a) The Company, acting through the Company Board, shall, in accordance with applicable law:

          (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable following the execution of this Agreement for the purpose of considering and taking action upon this Agreement and the Transactions (it being understood that the date of the Special Meeting shall be reasonably acceptable to Parent);

          (ii) as promptly as practicable (but in no event later than twenty-five (25) days following the date of this Agreement) prepare and file with the SEC a preliminary proxy statement relating to this Agreement and the Transactions;

          (iii) use its reasonable efforts to (A) obtain and furnish the information required to be included by the SEC in a definitive proxy statement (the "Proxy Statement") and, after consultation with MergerCo, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause the Proxy Statement to be mailed to its stockholders not later than five (5) business days following clearance from the SEC, and (B) obtain the necessary approval of this Agreement and the Transactions by its stockholders; and

          (iv) subject to the fiduciary duties of the Company Board as provided in Section 7.5, include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of this Agreement and the Transactions.

     (b) Each of the Company, on the one hand, and Parent and MergerCo, on the other hand, agree promptly to correct any information provided by either of them for use in the Proxy Statement if and to the extent that such information shall have become false or misleading, and the Company further agrees to take all necessary steps to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated to the stockholders of the Company, in each case, as to the extent required by applicable federal securities laws.

     (c) As soon as practicable following the date of this Agreement, the Company and MergerCo shall together prepare and file with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3"). The Company and MergerCo shall use all reasonable best efforts to have the Schedule 13E-3 cleared by the SEC as soon as practicable following such filing. Each of the Company, Parent and MergerCo shall furnish all information about itself, its business and operations and its owners and all financial information to Parent and MergerCo as may be reasonably necessary in connection with the preparation of the Schedule 13E-3. Each of the Company, Parent and MergerCo agrees promptly to correct any information provided by it for use in the Schedule 13E-3 if and to the extent that such information shall have become false or misleading in any material respect. Each of the Company and MergerCo shall notify the other of the receipt of any comments of the SEC with respect to the Schedule 13E-3. Each of the Company and MergerCo shall give the other and its counsel the opportunity to review Schedule 13E-3 prior to its being filed with the SEC and shall give the other and its counsel the opportunity to review all amendments and supplements to the Schedule 13E-3 and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC.

     (d) None of the information supplied by the Company specifically for inclusion or incorporation by reference in (i) the Proxy Statement, (ii) the
Schedule 13E-3 or (iii) the Other Filings (as hereinafter defined), will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement and the Schedule 13E-3, as of the date it or any amendment or supplement thereto is mailed to stockholders and at the time of any meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Schedule 13E-3, insofar as they relate to the

Company or other information supplied by the Company for inclusion therein, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company makes no representation, warranty or covenant with respect to information concerning Parent or MergerCo included in the Proxy Statement or the Schedule 13E-3 or information supplied by Parent or MergerCo for inclusion in the Proxy Statement or the Schedule 13E-3.

     (e) None of the information supplied by Parent or MergerCo specifically for inclusion or incorporation by reference in (i) the Proxy Statement, (ii) the
Schedule 13E-3 or (iii) the Other Filings, will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement and the Schedule 13E-3, as of the date it or any amendment or supplement thereto is mailed to stockholders and at the time of any meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Schedule 13E-3, insofar as they relate to Parent or MergerCo or other information supplied by Parent or MergerCo for inclusion therein, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

     7.2 Other Filings. As promptly as practicable (but in no event later than thirty (30) days following the date of this Agreement in the case of any filing under the HSR Act), the Company, Parent and MergerCo each shall properly prepare and file any other filings required under the Exchange Act or any other federal, state or foreign law relating to the Merger and the Transactions (including filings, if any, required under the HSR Act) (collectively, the "Other Filings"). Each of the Company, MergerCo and Parent shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any of the Other Filings by the SEC or any other Governmental Entity or official, and each of the Company, Parent and MergerCo shall supply the other with copies of all correspondence between it and each of its Subsidiaries and representatives, on the one hand, and the SEC or the members of its staff or any other appropriate governmental official, on the other hand, with respect to any of the Other Filings. The Company, Parent and MergerCo each shall use its respective reasonable best efforts to obtain and furnish the information required to be included in any of the Other Filings. Parent and MergerCo hereby covenant and agree to use their respective reasonable best efforts to secure termination of any waiting periods under the HSR Act and obtain the approval of the Federal Trade Commission (the "FTC") or any other Governmental Entity for the Transactions, including without limitation, promptly entering into a consent decree or other arrangement with the FTC or other Governmental Entity as may be necessary to secure termination of such waiting periods or obtain such other approval. Parent and MergerCo shall make any undertakings (including undertakings to make divestitures) required in order to comply with the antitrust requirements or laws of any Governmental Entity, including the HSR Act, in connection with the Transactions.

     7.3 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions and to cooperate with each other in connection with the foregoing, including the taking of such actions as are necessary to obtain any necessary consents, approvals, orders, exemptions and authorizations by or from any public or private third party, including without limitation any that are required to be obtained under any federal, state or local law or regulation or any contract, agreement or instrument to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Transactions, to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Transactions, and to effect all necessary registrations and Other Filings, including, but not limited to, filings under the HSR Act, if any, and submissions of information requested by governmental authorities. For purposes of the foregoing sentence, the obligation of the Company, Parent and MergerCo to use their "reasonable best efforts" to obtain waivers, consents and approvals to loan agreements, leases and other contracts shall not include any obligation to agree to an adverse modification of the terms of such documents or to prepay or incur additional obligations to such other parties.

     7.4 Fees and Expenses. Except as set forth in Section 9.2 hereof, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs or expenses.

     7.5 No Solicitations.

     (a) The Company represents and warrants that it has terminated any discussions or negotiations relating to, or that may be reasonably be expected to lead to, any Acquisition Proposal (as hereinafter defined) and will promptly request the return of all confidential information regarding the Company provided to any third party prior to the date of this Agreement pursuant to the terms of any confidentiality agreements. Except as permitted by this Agreement, the Company shall not, and shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly,
(i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes an Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal; provided, however, that, at any time prior to the approval of this Agreement by the stockholders of the Company, if the Company receives an Acquisition Proposal that was unsolicited or that did not otherwise result from a breach of this Section 7.5(a), the Company may furnish non-public information with respect to the Company and the Company Subsidiaries to the person who made such Acquisition Proposal (a "Third Party") and may participate in negotiations regarding such Acquisition Proposal if (A) the Company Board determines based on the advice of independent legal counsel that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to the Company's stockholders under applicable law, and (B) the Company Board determines that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal (as hereinafter defined). Notwithstanding the foregoing, the Company shall, prior to furnishing non-public information with respect to the Company and the Company Subsidiaries to such Third Party, enter into a confidentiality agreement with such Third Party with terms no less favorable to the Company than those contained in the Confidentiality Agreement, provided that such confidentiality agreement need not include the same standstill provisions as those contained in the Confidentiality Agreement, it being understood that if there are no standstill provisions in such confidentiality agreement or if such provisions are more favorable to such Third Party than those in the Confidentiality Agreement, the Confidentiality Agreement shall be deemed amended to exclude the existing standstill provision or include such more favorable provisions, as the case may be. The Company shall promptly notify (but in any event within two (2) calendar days) MergerCo of the Company's first receipt of a written Acquisition Proposal by such Third Party and of the material terms and conditions thereof. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose to Parent or MergerCo the identity of the Third Party making any such Acquisition Proposal and, except as provided in Section 9.1(c)(i), shall have no duty to notify or update Parent or MergerCo on the status of discussions or negotiations (including the status of such Acquisition Proposal or any amendments or proposed amendments thereto) between the Company and such Third Party.

     (b) Subject to Section 9.1(d)(ii) hereof, at any time prior to the approval of this Agreement by the stockholders of the Company, the Company Board may (i) withdraw or modify in a manner material and adverse to Parent or MergerCo its approval or recommendation of this Agreement or the Merger, (ii) approve or recommend an Acquisition Proposal to its stockholders or (iii) cause the Company to enter into any definitive acquisition agreement with respect to an Acquisition Proposal, in each such case if (A) the Company Board determines based on the advice of independent legal counsel that failure to take such action would be reasonably likely to constitute a breach of its fiduciary duties to the Company's stockholders under applicable law, and (B) the Company Board determines based on the advice of its financial advisors that such Acquisition Proposal constitutes a Superior Proposal. Any such withdrawal, modification or change of the recommendation of the Company Board of this Agreement shall not change the approval of the Company Board of this Agreement for purposes of causing any state takeover statute or other state law to be inapplicable to the Transactions, including the Merger.

     (c) Nothing contained in this Section 7.5 shall prohibit the Company from at any time taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or making any disclosure required by Rule 14a-9 promulgated under the Exchange Act.

     (d) As used in this Agreement, the term "Acquisition Proposal" shall mean any proposed or actual (i) merger, consolidation or similar transaction involving the Company, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or the Company Subsidiaries representing 15% or more of the consolidated assets of the Company and the Company Subsidiaries, (iii) issue, sale or other disposition by the Company of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the votes associated with the outstanding securities of the Company, (iv) tender offer or exchange offer in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding shares of Common Stock, (v) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to the Company or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term "Acquisition Proposal" shall not include the Merger and the Transactions.

     (e) As used in this Agreement, the term "Superior Proposal" means an Acquisition Proposal that the Company Board determines based on the advice of its financial advisors is more favorable to the stockholders of the Company from a financial point of view than the Transactions (taking into account all of the terms and conditions of such Acquisition Proposal, including any conditions to consummation and the likelihood of such Acquisition Proposal being consummated).

     7.6 Officers' and Directors' Indemnification.

     (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of the Company or any of the Company Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer, employee, fiduciary or agent of the Company or any of the Company Subsidiaries, or is or was serving at the request of the Company or any of the Company Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the negotiation, execution or performance of this Agreement or any of the Transactions, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. It is understood and agreed that the Company shall indemnify and hold harmless, and after the Effective Time the Surviving Corporation shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), (A) the Company, and the Surviving Corporation after the Effective Time, shall promptly pay expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law, (B) the Indemnified Parties may retain counsel satisfactory to them, and the Company and the Surviving Corporation, shall pay all fees and expenses of such counsel for the Indemnified Parties within thirty days after statements therefor are received, and (C) the Company and the Surviving Corporation will use their respective reasonable best efforts to assist in the vigorous defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further, however, that the Surviving Corporation shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 7.6, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company and, after the Effective Time, the Surviving Corporation, thereof, provided that the failure to so notify shall not affect the obligations of the Company and the Surviving Corporation except to the extent such failure to notify materially prejudices such party.

     (b) Parent and MergerCo agree that all rights to indemnification existing in favor of, and all limitations on the personal liability of, the directors, officers, employees and agents of the Company and the Company Subsidiaries provided for in the Articles of Organization or Bylaws as in effect as of the date hereof with respect to matters occurring prior to the Effective Time, and including the Merger and the Transactions, shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims (each a "Claim") asserted or made within such period shall continue until the disposition of such Claim. Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement ("Reporting Tail Coverage") under the Company's existing directors' and officers' liability insurance coverage for the Company's directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors' and officers' liability insurance coverage presently maintained by the Company; provided, however, than in any event the total aggregate cost of such Reporting Tail Coverage shall not exceed $175,000 (the "Maximum Amount"); and provided, further, that if such coverage cannot be obtained for such cost, the Company will maintain, for such six-year period, the maximum amount of comparable coverage as shall be available for the Maximum Amount on such terms.

     (c) This Section 7.6 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Parent, MergerCo, the Company and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 7.6.

     (d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.6.

     7.7 Access to Information; Confidentiality. From the date hereof until the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries and each of the Company's and Company Subsidiaries' officers, employees, customers, suppliers, lenders and agents to, afford to MergerCo and to the officers, employees and agents of MergerCo complete access at all reasonable times to such officers, employees, agents, properties, books, records and contracts, and shall furnish MergerCo such financial, operating and other data and information as MergerCo may reasonably request. Prior to the Effective Time, Parent and MergerCo shall hold in confidence all such information on the terms and subject to the conditions contained in that certain confidentiality agreement between Parent and the Company dated October 30, 1998 (the "Confidentiality Agreement"). The Company hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the making and consummation of the Transactions. At the Effective Time, such Confidentiality Agreement shall terminate. Each party shall give prompt written notice to the other of any fact, event or circumstance known to it that would be reasonably likely to cause or constitute a material breach of any of its representations or warranties contained herein or a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable.

     7.8 Financial and Other Statements. Notwithstanding anything contained in
Section 7.7, during the term of this Agreement, the Company shall also provide to MergerCo or its representatives the following documents and information:

          (a) As soon as reasonably available after filing with the SEC, the Company will deliver to MergerCo or its representatives the Company's Quarterly Report on Form 10-Q as filed under the Exchange Act for each fiscal quarter ending after the date of this Agreement. As soon as reasonably available after filing with the SEC, the Company will deliver to MergerCo or its representatives the Company's Annual Report on Form 10-K, as filed under the Exchange Act for each fiscal year ending after the date of this Agreement. The Company will also deliver to MergerCo or its representatives, contemporaneously with its being filed with the SEC, a copy of each Current Report on Form 8-K. As soon as reasonably available, the Company will deliver to MergerCo or its representatives copies of financial reports for each calendar month ending after the date of this Agreement prepared by the Company's management in the ordinary course of business.

          (b) Promptly upon receipt thereof, the Company will furnish to MergerCo or its representatives copies of all internal control reports submitted to the Company or any Company Subsidiary by independent accountants in connection with each annual, interim or special audit of the books of the Company or any such Company Subsidiary made by such accountants.

          (c) As soon as practicable, the Company will furnish to MergerCo or its representatives copies of all such financial statements and reports as the Company or any Company Subsidiary shall send to its stockholders, the SEC or any other regulatory authority, to the extent any such reports furnished to any such regulatory authority are not confidential and except as legally prohibited thereby.

     7.9 Public Announcements. The Company and MergerCo shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law or the applicable rules of any stock exchange if it has used its best efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner. In this regard, the parties shall make a joint public announcement of the Transactions contemplated thereby no later than (i) the close of trading on the American Stock Exchange on the day this Agreement is signed, if such signing occurs during a business day or (ii) the opening of trading on the American Stock Exchange on the business day following the date on which this Agreement is signed, if such signing does not occur during a business day.

     7.10 Employee Benefit Arrangements. Section 7.10 of the Company Disclosure Schedule sets forth each employment or severance agreement to which the Company or any Company Subsidiary is presently a party. MergerCo agrees that the Company will honor, and from and after the Effective Time, the Surviving Corporation will honor, all obligations under such employment and severance agreements.

     7.11 Required Financing. Each of Parent and MergerCo hereby agrees to use its reasonable best efforts to arrange the financing in respect of the Transactions and to satisfy the conditions set forth in the Financing Letters. Parent and MergerCo shall keep the Company informed of the status of their financing arrangements for the Transactions, including providing written notification to the Company as promptly as possible (but in any event within forty-eight (48) hours) with respect to (i) any indication that either of the Lenders may be unable to provide the financing as contemplated by the Financing Letters, including without limitation, any indication from either of the Lenders that there has occurred a material disruption or material adverse change in the banking, financial or capital markets generally or in the market for senior credit facilities or for new issuances of high yield securities which has caused or could cause such Lender to withdraw its commitment to provide financing as contemplated by the Financing Letters, (ii) the ability of Parent or MergerCo to satisfy any of the conditions set forth in the Financing Letters, and (iii) any adverse developments relating to the financing contemplated by the Financing Letters. Parent shall provide written notice to the Company within twenty-four
(24) hours if either of the Lenders has indicated to Parent or MergerCo that such Lender will be unable to provide the financing contemplated by the applicable Financing Letter (a "Parent Financing Notice"). In the event Parent and MergerCo are unable to arrange any portion of such financing in the manner or from the sources contemplated by the Financing Letters, Parent and MergerCo shall arrange (or, in the event that such inability to arrange financing arises under the circumstances contemplated by Section 8.2(f) hereof, use its reasonable best efforts to arrange) any such portion from alternative sources on substantially the same terms and with substantially the same conditions as the portion of the financing that Parent and MergerCo were unable to arrange. The Company shall use its reasonable best efforts to assist Parent and MergerCo in obtaining their financing; provided, however, that the obligation of the Company to use its reasonable best efforts in connection with the foregoing shall only apply to reasonable and customary activities in this regard and shall not include any obligation to obtain any extraordinary waivers, consents or approvals to loan agreements, leases or other contracts or to agree to an adverse modification of the terms of any of such documents, to prepay or incur additional obligations to any other parties or to incur or become liable for any other costs or expenses.

     7.12 Recapitalization Accounting Treatment. Each of the Company, Parent and MergerCo shall use its reasonable best efforts to cause the Transactions, including the Merger, to be accounted for as a recapitalization and such accounting treatment to be accepted by their respective accountants and by the SEC, and each of the Company, Parent and MergerCo agrees that it shall not take or omit to take any action that would cause such accounting treatment not to be obtained.

     7.13 Delisting. Each of the parties hereto agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Common Stock from the American Stock Exchange, provided that such delisting shall not be effective until after the Effective Time of the Merger.

     7.14 Exchange of Common Stock. Not later than the Effective Time, the Company shall (i) designate 75,000 shares of Preferred Stock of the Company as the Series B Stock and (ii) take all such actions as may be necessary to exchange each share of Common Stock held by the Rollover Stockholders that is set forth opposite their respective names in Section 6.1(a) of the Company Disclosure Schedule for 0.2 shares of Series B Stock and complete such exchange, in each case, pursuant to documentation reasonably acceptable in form and substance to MergerCo. In effecting such exchange, all fractional shares of Series B Stock otherwise issuable in connection therewith shall not be issued but shall be rounded to the nearest number of whole shares of Series B Stock.

     7.15 Solvency Letters. Parent or MergerCo shall engage an appraisal firm, reasonably satisfactory to the Company, to deliver a letter (the "Solvency Letter") addressed to the Company, the Company Board, MergerCo and the MergerCo Board (and on which the Company Board and the MergerCo Board shall be entitled to rely), which Solvency Letter shall be reasonably satisfactory to the Company and the Company Board, indicating that immediately after the Effective Time, and after giving effect to the Merger, the financings contemplated by this Agreement and any other of the Transactions, the Surviving Corporation will not (i) be insolvent or (ii) have unreasonably small capital with which to engage in its business. Notwithstanding anything to the contrary in this Agreement, Parent and/or MergerCo shall pay all fees, costs and expenses of such appraisal firm in connection with the preparation and delivery of the Solvency Letter.

     7.16 Purchase of Company Shares. The Company acknowledges that MergerCo may acquire up to 9.9% of the outstanding shares of Common Stock prior to the Effective Time in one or more privately negotiated transactions. In connection with the foregoing, Parent and MergerCo hereby represent and warrant that they are (a) aware that the United States securities laws prohibit any person who has material, non-public information concerning a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, and (b) familiar with the Exchange Act and that they will not purchase or sell any shares of Common Stock in contravention of the Exchange Act, including, without limitation, Rule 10b-5 thereunder. Each of Parent and MergerCo agrees that it shall indemnify and hold harmless the Company and each of its directors, officers, employees and agents against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, arising out of or relating to any transactions in the Common Stock contemplated by the first sentence of this Section 7.16.

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

     8.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver, where permissible, at or prior to the Closing Date, of each of the following conditions:

          (a) Stockholder Approval. This Agreement and the Transactions, including the Merger, shall have been approved and adopted by the affirmative vote of the stockholders of the Company as required by the MBCL and the Articles of Organization.

          (b) Hart-Scott-Rodino Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c) Other Regulatory Approvals. All necessary approvals, authorizations and consents of any governmental or regulatory entity required to consummate the Merger shall have been obtained and remain in full force and effect, and all waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated.

          (d) No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission (an "Injunction") nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect which would (i) make the consummation of the Merger illegal, or (ii) otherwise restrict, prevent or prohibit the consummation of any of the Transactions, including the Merger.

          (e) Solvency Letter. Each of the Company Board and the MergerCo Board shall have received the Solvency Letter.

     8.2 Conditions to Obligations of MergerCo. The obligations of MergerCo to effect the Merger are further subject to the following conditions:

          (a) Representations and Warranties. Those representations and warranties of the Company set forth in this Agreement which are qualified by materiality or a Company Material Adverse Effect or words of similar effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), and those representations and warranties of the Company set forth in this Agreement which are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date). Notwithstanding the foregoing, the representations and warranties of the Company set forth in Section 5.3 shall be true and correct on the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date).

          (b) Performance and Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement, including, without limitation, the covenants contained in Articles 6 and 7 hereof.

          (c) Consents, etc. Any consent, authorization, order or approval of (or filing or registration with) any third party (i) identified on Section 8.2(c) of the Company Disclosure Schedule, or (ii) otherwise identified by MergerCo after the date of this Agreement shall have been obtained or made, except, in the case of clause (ii) hereof, where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration, would not reasonably be expected to have a Company Material Adverse Effect.

          (d) No Injunction. There shall not have been entered any order in any action or proceeding by any state or federal government or governmental authority or by any United States or state court of competent jurisdiction (a "Governmental Entity") which prohibits or limits the ownership or operation by the Company (or any of the Company Subsidiaries) of any portion of the Company's or the Company Subsidiaries' business, properties or assets which is material to the Company and the Company Subsidiaries as a whole, or compels the Company (or any Company Subsidiary) to dispose of or hold separate any portion of the Company's or the Company Subsidiaries' business, properties or assets which is material to the Company and the Company Subsidiaries as a whole.

          (e) No Company Material Adverse Change. There shall not have occurred any material adverse change in the business, assets, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries taken as a whole nor any event or other circumstance which would, individually or in the aggregate, reasonably be expected to result in any such material adverse change.

          (f) No Financing Material Adverse Change. There shall not have occurred any material disruption or material adverse change in the banking, financial or capital markets generally or in the market for senior credit facilities or for new issuances of high yield securities which has caused either of the Lenders to withdraw its commitment to provide financing as contemplated by the Financing Letters.

          (g) Dissenting Shares. As of immediately prior to the Effective Time, no more than 5% of the outstanding shares of Common Stock shall have taken actions to assert dissenter's rights under Chapter 156B of the MBCL.

          (h) Accounting Treatment. The Proxy Statement shall contain a statement to the effect that the Merger shall be treated as a recapitalization for accounting purposes and the SEC shall not have disapproved such statement in the Proxy Statement.

          (i) Governmental Litigation. There shall not be pending any action, claim, proceeding or investigation instituted by any Governmental Entity challenging or prohibiting the consummation of the Merger and the Transactions.

          (j) Exchange Complete. The exchange contemplated by Section 7.14 hereof shall have been completed to the reasonable satisfaction of MergerCo.

          (k) Indebtedness. On the Closing Date the Company shall have no more than $13,000,000 of Net Indebtedness as reflected in a certificate signed by the Chief Financial Officer of the Company in form and substance reasonably satisfactory to MergerCo. For purposes of this Section 8.2(k), "Net Indebtedness" shall mean all obligations of the Company and the Company Subsidiaries for borrowed money (including the current portion thereof) or evidenced by a bond, note, debenture or similar instrument, including without limitation, all obligations arising under the credit facility identified in Section 5.6 of the Company Disclosure Schedule, minus all cash and cash equivalents of the Company and the Company Subsidiaries. Furthermore, for purposes of determining the Company's Net Indebtedness under this Section 8.2(k), (i) all checks deposited by the Company on or prior to the Closing Date, even if such checks have not "cleared" the bank or financial institution into which such checks were deposited, shall be deemed to be an increase in "cash", and (ii) all checks issued by the Company on or prior to the Closing Date, even if such checks have not been "cashed" by the recipients thereof on or prior to the Closing Date, shall be deemed to be a decrease in "cash." Notwithstanding the foregoing, the term "Net Indebtedness" shall not include any obligations of the Company or any Company Subsidiary under any letters of credit.

          (l) Officer's Certificate. The Company shall have furnished MergerCo with a certificate dated as of the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Sections
     8.1 and 8.2 have been satisfied.

     8.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

          (a) Representations and Warranties. Those representations and warranties of Parent and MergerCo set forth in this Agreement which are qualified by materiality or a Parent Material Adverse Effect or words of similar effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations shall be true and correct as of such date), and those representations and warranties of Parent and MergerCo set forth in this Agreement which are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date).

          (b) Performance of Obligations of Parent and MergerCo. Each of Parent and MergerCo shall have performed all obligations required to be performed by it under this Agreement, including, without limitation, the covenants contained in Articles 6 and 7 hereof, except where any failure to perform would, individually or in the aggregate, not materially impair or significantly delay the ability of the Company to consummate the Merger.

          (c) MergerCo Officer's Certificate. MergerCo shall have furnished the Company with a certificate dated as of the Closing Date signed on its behalf by an executive officer to the effect that the conditions to be satisfied by MergerCo set forth in Sections 8.1 and 8.3 have been satisfied.

          (d) Parent Officer's Certificate. Parent shall have furnished the Company with a certificate dated as of the Closing Date signed on its behalf by an executive officer to the effect that the conditions to be satisfied by Parent set forth in Sections 8.1 and 8.3 have been satisfied.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

     9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after stockholder approval thereof:

          (a) by the mutual written consent of MergerCo and the Company.

          (b) by either of the Company or MergerCo:

               (i) if the stockholders of the Company shall have failed to give the required approval at the Special Meeting (including any adjournment or postponement thereof); or

               (ii) if any Governmental Entity shall have issued an Injunction or taken any other action (which Injunction or other action the parties hereto shall use their reasonable best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the Merger, and such Injunction shall have become final and non-appealable; or

               (iii) if, without any material breach by the terminating party of its obligations under this Agreement, the Merger shall not have occurred on or before November 30, 1999.

          (c) by the Company:

               (i) in connection with entering into a definitive agreement to effect a Superior Proposal in accordance with Section 7.5; provided, however, that prior to terminating this Agreement pursuant to this
          Section 9.1(c)(i), (A) the Company shall have paid the Liquidated Amount, as set forth in

          Section 9.2(b), and (B) the Company shall have provided MergerCo with forty-eight (48) hours' prior written notice of the Company's decision to so terminate. Such notice shall indicate in reasonable detail the terms and conditions of such Superior Proposal, including, without limitation, the amount and form of the proposed consideration and whether such Superior Proposal is subject to any material conditions. Notwithstanding the foregoing, the Company is not required to disclose to Parent or MergerCo the identity of the person making such Superior Proposal; or

               (ii) if Parent or MergerCo shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within fifteen (15) days after the giving of written notice to Parent or MergerCo except, in any case, for such breaches which are not reasonably likely to affect adversely Parent's or MergerCo's ability to consummate the Merger; or

               (iii) after sixty (60) days following receipt by the Company of a Parent Financing Notice.

          (d) by MergerCo:

               (i) if the Company shall have breached in any respect any of its representations, warranties or covenants contained in this Agreement, which breach cannot be or has not been cured within fifteen (15) days after the giving of written notice to the Company except, in any case, for breaches of such representations and warranties which are not reasonably likely to result in a Company Material Adverse Effect;

               (ii) if the Company Board shall (A) fail to include a recommendation in the Proxy Statement of this Agreement and the Transactions, including the Merger, (B) withdraw or modify or change, or propose or announce any intention to withdraw or modify or change, in a manner material and adverse to MergerCo, the approval or recommendation by the Company Board of this Agreement or the Transactions, including the Merger, (C) approve or recommend or propose to announce any intention to approve or recommend any Acquisition Proposal, or (D) propose or announce any intention to enter into any agreement (other than a confidentiality agreement contemplated by Section 7.5 hereof) with respect to an Acquisition Proposal; or

               (iii) after sixty (60) days following delivery by Parent or MergerCo to the Company of a Parent Financing Notice.

     9.2 Effect of Termination.

     (a) Subject to Sections 9.2(b) and (d) hereof, in the event of the termination of this Agreement pursuant to Section 9.1 hereof, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party hereto or its affiliates, trustees, directors, officers or stockholders and all rights and obligations of any party hereto shall cease except for the agreements contained in Section 7.4, the third sentence of
Section 7.16 and Articles 9 and 10; provided, however, that nothing contained in this Section 9.2(a) shall relieve any party from liability for any fraud or willful breach of this Agreement.

     (b) The Company shall pay to MergerCo an amount in cash equal to (A) $5,000,000 (the "Liquidated Amount"), plus (B) the Parent/MergerCo Expenses (as hereinafter defined) if (W) MergerCo terminates this Agreement under Section 9.1(d)(i) as a result of the Company having wilfully breached its obligations under Section 7.1(a)(i) or Section 7.1(a)(iii), or (X) the Company terminates this Agreement pursuant to Section 9.1(c)(i) or (Y) MergerCo terminates this Agreement pursuant to Section 9.1(d)(ii) or (Z) either the Company or MergerCo terminates this Agreement pursuant to Section 9.1(b)(i), if, prior to the Special Meeting, (i) an Acquisition Proposal shall have been made directly to the Company's stockholders generally or any person shall have publicly announced an Acquisition Proposal or solicited proxies or consents in opposition to the Merger and (ii) within nine (9) months immediately following the date of such termination the Company and the party who shall have made such Acquisition Proposal or any affiliate thereof enter into a definitive agreement with respect thereto. Notwithstanding the foregoing, in no event shall the Company be obligated to pay the Liquidated Amount or the Parent/MergerCo Expenses more than once. For purposes of this Section 9.2, "Parent/MergerCo Expenses" shall be an amount equal to the reasonable out-of-pocket costs and expenses incurred by Parent and MergerCo in connection with this Agreement and the Transactions, including without limitation, fees and disbursements of its outside legal counsel, investment bankers, accountants and other consultants retained by or on behalf of Parent and MergerCo together with the other out-of-pocket costs and expenses incurred by Parent and MergerCo in connection with analyzing and structuring the Transactions, negotiating the terms and conditions of this Agreement and any other agreements or other documents relating to the Transactions, arranging financing, conducting due diligence and other activities related to this Agreement and the Transactions (collectively, the "Parent/MergerCo Expenses"); provided, however, that the aggregate amount of all Parent/MergerCo Expenses to be reimbursed by the Company shall not exceed $1,000,000.

     (c) Any payment of the Liquidated Amount required by Section 9.2(b) hereof shall be payable by the Company to MergerCo by wire transfer of immediately available funds (i) in the case of clause (W) or (Y) thereof, within three (3) business days after the date of termination, (ii) in the case of clause (Z) thereof, within three (3) business days after the date of entering into such definitive agreement, and (iii) in the case of clause (X) thereof, prior to terminating this Agreement pursuant to Section 9.1(c)(i) hereof, in any such case to an account designated by MergerCo. Any payment of the Parent/MergerCo Expenses required by Section 9.2(b) hereof shall be payable by the Company to MergerCo by wire transfer of immediately available funds promptly following receipt by the Company of reasonable documentation of all Parent/ MergerCo Expenses.

     (d) Notwithstanding anything to the contrary in this Agreement, Parent and MergerCo hereto expressly acknowledge and agree that, with respect to any termination of this Agreement pursuant to Section 9.1(c)(i) or Section 9.1(d)(ii) hereof, or Section 9.1(b)(i) or Section 9.1(d)(i) hereof in circumstances where the Liquidated Amount and the Parent/MergerCo Expenses are payable in accordance with Section 9.2(b) hereof, the payment of the Liquidated Amount and the Parent/MergerCo Expenses shall constitute liquidated damages with respect to any claim for damages or any other claim which Parent or MergerCo would otherwise be entitled to assert against the Company or any of the Company Subsidiaries or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members or shareholders, with respect to this Agreement and the Transactions and shall constitute the sole and exclusive remedy available to Parent and MergerCo. The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any termination of this Agreement pursuant to Section 9.1(c)(i) or Section 9.1(d)(ii) hereof, or Section 9.1(b)(i) or Section 9.1(d)(i) hereof in circumstances where the Liquidated Amount and the Parent/MergerCo Expenses are payable in accordance with Section 9.2(b) hereof, the rights to payment under
Section 9.2(b): (i) constitute a reasonable estimate of the damages that will be suffered by reason of any such proposed or actual termination of this Agreement pursuant to Section 9.1(c)(i) or Section 9.1(d)(ii) hereof, or Section 9.1(b)(i) or Section 9.1(d)(i) hereof in circumstances where the Liquidated Amount and the Parent/MergerCo Expenses are payable in accordance with Section 9.2(b) hereof, and (ii) shall be in full and complete satisfaction of any and all damages arising as a result of the foregoing. Except for nonpayment of the amounts set forth in Section 9.2(b), Parent and MergerCo hereby agree that, upon any termination of this Agreement pursuant to Section 9.1(c)(i) or Section 9.1(d)(ii) hereof, or Section 9.1(b)(i) or Section 9.1(d)(i) hereof in circumstances where the Liquidated Amount and the Parent/MergerCo Expenses are payable in accordance with Section 9.2(b) hereof, in no event shall Parent or MergerCo (A) seek to obtain any recovery or judgment against the Company or any of the Company Subsidiaries or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members or shareholders, and (B) be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.

     9.3 Amendment. This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by the stockholders of the Company and MergerCo, but in any event following authorization by the MergerCo Board and the Company Board; provided, however, that after any such stockholder approval, no amendment shall be made which by law requires further approval by stockholders without obtaining such approval.

     9.4 Extension; Waiver. At any time prior to the Closing, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE X

                               GENERAL PROVISIONS

     10.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile or sent by prepaid overnight carrier to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

          (a) if to Parent or MergerCo:

              Kirtland Capital Partners
              2550 SOM Center Road
              Suite 105
              Willoughby Hills, OH 44904
              Attn: Raymond A. Lancaster
              Facsimile: (440) 585-9699

              with a copy to:

              Jones, Day, Reavis & Pogue
              901 Lakeside Avenue
              Cleveland, OH 44114
              Attn: Charles W. Hardin, Esq.
              Facsimile: (216) 579-0212

          (b) if to the Company:

              Instron Corporation
              100 Royall Street
              Canton, MA 02021
              Attn: James M. McConnell
              Facsimile: (781) 575-5765

              with a copy to:

              Goodwin, Procter & Hoar LLP
              Exchange Place
              Boston, Massachusetts 02109
              Attn: Stuart M. Cable, P.C.
              Joseph L. Johnson III, P.C.
              Facsimile: (617) 570-8150

     10.2 Interpretation. When a reference is made in this Agreement to a subsidiary or subsidiaries of Parent, MergerCo or the Company, the word "Subsidiary" means any corporation more than 50% of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by Parent, MergerCo or the Company, as the case may be. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.3 Non-Survival of Representations, Warranties, Covenants and Agreements. Except for Sections 7.6, 7.16 and 10.7 none of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, and thereafter there shall be no liability on the part of either Parent, MergerCo or the Company or any of their respective officers, directors or stockholders in respect thereof. Except as expressly set forth in this Agreement, there are no representations or warranties of any party hereto, express or implied.

     10.4 Miscellaneous. This Agreement (i) constitutes, together with the Confidentiality Agreement, the Company Disclosure Letter and the Parent and MergerCo Disclosure Schedule, the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (ii) shall be binding upon and inure to the benefits of the parties hereto and their respective successors and assigns and is not intended to confer upon any other person (except as set forth below) any rights or remedies hereunder and (iii) may be executed in two or more counterparts which together shall constitute a single agreement. Section 7.6 is intended to be for the benefit of those persons described therein and the covenants contained therein may be enforced by such persons. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Massachusetts Courts (as hereinafter defined), this being in addition to any other remedy to which they are entitled at law or in equity.

     10.5 Assignment. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

     10.6 Severability. If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

     10.7 Choice of Law/Consent to Jurisdiction. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the Transactions shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its rules of conflict of laws. Each of the Company, Parent and MergerCo hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the Commonwealth of Massachusetts and of the United States District Court for the District of Massachusetts (the "Massachusetts Courts") for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the Transactions (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Massachusetts Courts and agrees not to plead or claim in any Massachusetts Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the Commonwealth of Massachusetts, to appoint and maintain an agent in the Commonwealth of Massachusetts as such party's agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the Commonwealth of Massachusetts. For purposes of implementing the parties' agreement to appoint and maintain an agent for service of process in the Commonwealth of Massachusetts, each of Parent and MergerCo does hereby appoint CT Corporation, 2 Oliver Street, Boston, Massachusetts 02109, as such agent.

     10.8 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until (i) the Board of Directors of the Company has approved, for purposes of Chapter 110F of the MGL and any applicable provision of the Articles of Organization, the terms of this Agreement, and (ii) this Agreement is executed by the parties hereto.

     IN WITNESS WHEREOF, Parent, MergerCo and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                            KIRTLAND CAPITAL PARTNERS III L.P.

                                            By: Kirtland Partners Ltd.,
                                                its General Partner

                                            By: /s/ Raymond A. Lancaster
                                               ---------------------------------
                                                Name: Raymond A. Lancaster
                                                Title: Executive Vice President

                                            ISN ACQUISITION CORPORATION

                                            By: /s/ Raymond A. Lancaster
                                               ---------------------------------
                                                Name: Raymond A. Lancaster
                                                Title: President

                                            By: /s/ Thomas N. Littman
                                               ---------------------------------
                                                Name: Thomas N. Littman
                                                Title: Treasurer

                                            INSTRON CORPORATION

                                            By: /s/ James M. McConnell
                                               ---------------------------------
                                                Name: James M. McConnell
                                                Title: President

                                            By: /s/ John R. Barrett
                                               ---------------------------------
                                                Name: John R. Barrett
                                                Title: Treasurer

                                   APPENDIX B

                                AMENDMENT NO. 1
                                       TO
                          AGREEMENT AND PLAN OF MERGER

     This Amendment No. 1 ("Amendment No. 1") to the Agreement and Plan of Merger (the "Merger Agreement") dated as of May 6, 1999 by and among Kirtland Capital Partners III L.P., an Ohio limited partnership ("Parent"), ISN Acquisition Corporation, a Massachusetts corporation and a wholly owned subsidiary of Parent ("MergerCo"), and Instron Corporation, a Massachusetts corporation (the "Company"), is made as of August 5, 1999 by and among Parent, MergerCo and the Company. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

                                    RECITALS

     WHEREAS, the parties desire to amend the Merger Agreement in certain respects, subject to the terms, conditions, covenants and agreements set forth herein; and

     WHEREAS, the respective Boards of Directors of MergerCo and the Company have approved this Amendment No. 1 in accordance with Section 9.3 of the Merger Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Section 1.3 of the Merger Agreement is hereby amended and restated in its entirety as follows:

        "Closing. The closing of the Merger (the "Closing") shall occur as promptly as practicable after all of the conditions set forth in Article VIII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, and, subject to the foregoing, shall take place at such time and on a date to be specified by MergerCo (the "Closing Date"); provided, however, that, assuming the prior satisfaction or, if permissible, waiver, of all of the conditions set forth in Article VIII, in no event shall the Closing occur later than September 30, 1999. The Closing shall take place at the offices of Jones, Day, Reavis & Pogue, 901 Lakeside Avenue, Cleveland, Ohio 44114, unless another place is agreed to by the parties hereto."

     2. Section 8.2(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

        "Representations and Warranties. Those representations and warranties of the Company set forth in this Agreement which are qualified by materiality or a Company Material Adverse Effect or words of similar effect shall be true and correct as of the date of this Agreement and as of August 24, 1999 as though made on and as of August 24, 1999 (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), and those representations and warranties of the Company set forth in this Agreement which are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of August 24, 1999 as though made on and as of August 24, 1999 (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date). Notwithstanding the foregoing, the representations and warranties of the Company set forth in Section 5.3 shall be true and correct on the date of this Agreement and as of August 24, 1999 as though made on and as of August 24, 1999 (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date)."

     3. Section 8.2(l) of the Merger Agreement is hereby amended and restated in its entirety as follows:

        "Officer's Certificates. The Company shall have furnished MergerCo with a certificate dated as of August 24, 1999 signed on its behalf by an executive officer to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(e) have been satisfied (a "Section 8.2 Certificate"). The Company also shall have furnished MergerCo with a certificate dated as of the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Sections 8.1 and 8.2, other than those set forth in Section 8.2(a), have been satisfied."

     4. Section 9.2 of the Merger Agreement is hereby amended by adding the following subsection (e):

        "(e) Parent shall pay the Company an amount in cash equal to $2,000,000 if (A) there shall have occurred subsequent to August 24, 1999 any material adverse change in the business, assets, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries taken as a whole or any event or other circumstance which would, individually or in the aggregate, reasonably be expected to result in any such material adverse change (a "Material Adverse Change"), (B) this Agreement is terminated by the parties in accordance with Section 9.1(a) or by one of the parties in accordance with Section 9.1(b)(iii), (C) all of the conditions set forth in Section 8.1 and 8.2, other than those set forth in Section 8.2(e) and Section 8.2(f), have been satisfied, or, if permissible, waived by the party entitled to the benefit thereof, and (D) the Company shall have furnished to MergerCo the Section 8.2 Certificate."

     5. Section 9.2 of the Merger Agreement is hereby amended by adding the following subsection (f):

        "(f) Parent shall pay the Company an amount in cash equal to $1,000,000 if (A) Parent shall have delivered to the Company a Parent Financing Notice subsequent to August 24, 1999, (B) this Agreement is terminated either (x) by the parties in accordance with Section 9.1(a) or by one of the parties in accordance with Section 9.1(b)(iii), (y) by the Company in accordance with Section 9.1(c)(iii) or (z) by MergerCo in accordance with Section 9.1(d)(iii), and (C) all of the conditions set forth in
        Section 8.1 and 8.2, other than those set forth in Section 8.2(e) and
        Section 8.2(f), have been satisfied, or, if permissible, waived by the party entitled to the benefit thereof."

     6. Section 9.2 of the Merger Agreement is hereby amended by adding the following subsection (g):

        "(g) Any payments to be made by Parent under Sections 9.2(e) and 9.2(f) hereof shall be payable by Parent to the Company by wire transfer of immediately available funds within three (3) business days after the date of termination to an account designated by the Company. If Parent shall become obligated to make more than one of the payments under
        Section 9.2(e) and Section 9.2(f), Parent shall pay to the Company the amount set forth in Section 9.2(f), but only if Parent shall have delivered to the Company a Parent Financing Notice prior to the occurence of a Material Adverse Change; otherwise, Parent shall pay to the Company the amount set forth in Section 9.2(e)."

     7. Parent and MergerCo each hereby waives any claim it has or may have against the Company resulting from or with respect to (i) the originally scheduled date of August 20, 1999 of the Special Meeting and the mailing by the Company of the Proxy Statement to its stockholders on July 23, 1999, or any actions taken by the Company in connection therewith, or (ii) the agreement by the parties herein contained to reschedule the Special Meeting to September 3, 1999 and to extend the anticipated Closing Date to not later than September 30, 1999.

     8. The Company hereby waives any claim it has or may have against Parent or MergerCo resulting from or with respect to (i) the originally scheduled date of August 20, 1999 of the Special Meeting and the mailing by the Company of the Proxy Statement to its stockholders on July 23, 1999, or any actions taken by Parent and MergerCo in connection therewith, or (ii) the agreement by the parties herein contained to reschedule the Special Meeting to September 3, 1999 and to extend the anticipated Closing Date to not later than September 30, 1999.

     9. Parent and MergerCo acknowledge and agree that, from and after delivery by the Company to MergerCo of the Section 8.2 Certificate, the condition to MergerCo's obligation to effect the Merger set forth in Section 8.2(a) of the Merger Agreement shall be deemed to be satisfied and MergerCo shall no longer have any right to terminate the Merger Agreement under Section 9.1(d)(i) thereof for breaches by the Company of any of the representations or warranties made by the Company therein.

     10. Section 9.1(d)(i) of the Merger Agreement is hereby amended and restated in its entirety as follows:

        "if, prior to the delivery by the Company to MergerCo of the Section 8.2 Certificate, the Company shall have breached in any respect any of its representations, warranties or covenants contained in this Agreement, which breach cannot be or has not been cured within fifteen (15) days after the giving of written notice to the Company except, in any case, for breaches of such representations and warranties which are not reasonably likely to result in a Company Material Adverse Effect;"

     11. Section 9.1(d) of the Merger Agreement is hereby amended by adding the following subsection (iv):

        "if, subsequent to the delivery by the Company to MergerCo of the
        Section 8.2 Certificate, the Company shall have breached in any respect any of its covenants contained in this Agreement, which breach cannot be or has not been cured within fifteen (15) days after the giving of written notice to the Company;"

     12. MergerCo and Parent each hereby expressly acknowledges and agrees that as of the date hereof there has not occurred any material disruption or material adverse change in the banking, financial or capital markets generally or in the market for senior credit facilities or for new issuances of high yield securities which has caused either of the Lenders to withdraw its commitment to provide financing as contemplated by the Financing Letters.

     13. Pursuant to Section 7.1(a)(i) of the Merger Agreement, Parent and the Company hereby agree that the date of the Special Meeting shall be rescheduled to September 3, 1999, and that the Company shall mail supplemental proxy materials to its stockholders concerning such rescheduled Special Meeting date substantially in the form attached hereto as Exhibit A. The Company shall give MergerCo and its counsel the opportunity to review such supplemental proxy materials prior to their being filed with the SEC.

     14. Except as expressly provided herein, the Merger Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, Parent, MergerCo and the Company have caused this Amendment No. 1 to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                            KIRTLAND CAPITAL PARTNERS III L.P.

                                            By: Kirtland Partners Ltd.,
                                                its General Partner

                                            By:    /s/ RAYMOND A. LANCASTER
                                              ----------------------------------
                                                Name: Raymond A. Lancaster
                                                Title: Executive Vice President

                                            ISN ACQUISITION CORPORATION

                                            By:    /s/ RAYMOND A. LANCASTER
                                              ----------------------------------
                                                Name: Raymond A. Lancaster
                                                Title: President

                                            By:     /s/ THOMAS N. LITTMAN
                                              ----------------------------------
                                                Name: Thomas N. Littman
                                                Title: Treasurer

                                            INSTRON CORPORATION

                                            By:     /s/ JAMES M. MCCONNELL
                                              ----------------------------------
                                                Name: James M. McConnell
                                                Title: President

                                            By:      /s/ JOHN R. BARRETT
                                              ----------------------------------
                                                Name: John R. Barrett
                                                Title: Treasurer